SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

PARALLEL PETROLEUM CORPORATION
(Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies: 41,646,445

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$3.15 per share

	(4)	Proposed maximum aggregate value of transaction: $131,767,832.00

	(5)	Total fee paid:
$7,352.65

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $7,352.65

	(2)	Form, Schedule or Registration Statement No.: SCHEDULE TO-T

	(3)	Filing Party: PLLL Acquisition Co.; PLLL Holdings, LLC

	(4)	Date Filed: September 24, 2009

PARALLEL PETROLEUM CORPORATION

1004 N. BIG SPRING, SUITE 400

MIDLAND, TEXAS 79701

NOVEMBER 5, 2009

To Our Stockholders:

As announced on September 15, 2009, Parallel Petroleum Corporation (the “Company”) entered into an Agreement and Plan of Merger, dated September 15, 2009 (as amended, the “Merger Agreement”) by and among the Company, PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), and PLLL Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), which provides for the acquisition of the Company by Parent in two steps. The first step was a cash tender offer by Merger Subsidiary to acquire all of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred stock purchase rights (collectively, the “Shares”) at $3.15 per Share, net to the seller in cash (the “Offer”). The Offer was completed on October 22, 2009 and Merger Subsidiary purchased 35,244,824 Shares, including approximately 802,359 Shares subject to guaranteed delivery, or approximately 84.62% of the Company’s issued and outstanding Shares, pursuant to the Offer. Pursuant to a subsequent offering period commencing immediately following the expiration of the Offer and expiring at 5:00 p.m., New York City time, on Thursday, October 29, 2009, Merger Subsidiary acquired an additional 1,217,324 Shares. Together with the Shares acquired during the Offer, Merger Subsidiary owns a total of approximately 87.38% of the issued and outstanding Shares. The merger of Merger Subsidiary with and into the Company (the “Merger”), in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent and is intended to complete the acquisition of any Shares not acquired by Merger Subsidiary pursuant to the Offer. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company, Merger Subsidiary or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock) will be converted into the right to receive $3.15 in cash, without interest thereon, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

On Wednesday, November 25, 2009, a special meeting of the stockholders of the Company will be held for the purpose of approving the Merger Agreement. The affirmative vote of at least a majority of the total number of outstanding shares of Common Stock of the Company will be necessary to adopt the Merger Agreement. As a result of the consummation of Merger Subsidiary’s Offer, Merger Subsidiary owns and has the right to vote a sufficient number of outstanding shares of the Common Stock of the Company such that adoption of the Merger Agreement at the special meeting is assured without the affirmative vote of any other stockholder.

You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

Sincerely,

Jeffrey G. Shrader
Chairman of the Board

PARALLEL PETROLEUM CORPORATION

1004 N. BIG SPRING, SUITE 400

MIDLAND, TEXAS 79701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 25, 2009

A special meeting (including any and all adjournments or postponements thereof, the “Special Meeting”) of stockholders of Parallel Petroleum Corporation will be held at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701 at 10:00 a.m. Central Standard Time on Wednesday, November 25, 2009, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated September 15, 2009 (as amended, the “Merger Agreement”), by and among Parallel Petroleum Corporation (the “Company”), PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), and PLLL Acquisition Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”). The Merger Agreement provides, among other things, for (i) the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company to continue as the surviving corporation, and (ii) the conversion of all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred stock purchase rights (collectively, the “Shares”) (other than Shares held by the Company, Merger Subsidiary or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock), into the right to receive $3.15 per Share in cash, without interest thereon, all as more fully described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement.

2. To transact such other business as may properly be brought before the Special Meeting.

Only stockholders of record at the close of business on Wednesday, November 4, 2009 will be entitled to receive notice of, and to vote, at the Special Meeting.

You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting.

Stockholders will be entitled to demand appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares of Common Stock under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), a copy of which is attached as Annex 3 to the Information Statement. Stockholders should read the Information Statement and Annex 3 thereto for a description of all statutory provisions relating to appraisal rights.

You should not send any Share certificates at this time. After the Merger is completed, you will receive a letter of transmittal containing instructions on where to send your share certificates.

Neither the Company nor its management is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey G. Schrader, Chairman of the Board

This notice is dated November 5, 2009.

PARALLEL PETROLEUM CORPORATION

1004 N. BIG SPRING, SUITE 400

MIDLAND, TEXAS 79701

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to holders of common stock, par value $0.01 per share (the “Common Stock”), of Parallel Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of PLLL Acquisition Co., a Delaware corporation (“Merger Subsidiary”) and a wholly-owned subsidiary of PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), with and into the Company as contemplated by that certain Agreement and Plan of Merger, dated September 15, 2009, by and among the Company, Parent and Merger Subsidiary (as amended, the “Merger Agreement”). The Merger, in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by Merger Subsidiary to acquire all the outstanding shares of Common Stock, including the associated preferred stock purchase rights (collectively, the “Shares”), at $3.15 per Share, net to the seller in cash (the “Offer”). The Offer was completed on October 22, 2009 and Merger Subsidiary purchased 35,244,824 Shares, including approximately 802,359 Shares subject to guaranteed delivery, or approximately 84.62% of the issued and outstanding Shares pursuant to the Offer. Pursuant to a subsequent offering period commencing immediately following the expiration of the Offer and expiring at 5:00 p.m., New York City time, on Thursday, October 29, 2009, Merger Subsidiary acquired an additional 1,217,324 Shares. Together with the Shares acquired during the Offer, Merger Subsidiary owns approximately 87.38% of the issued and outstanding Shares. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company, Merger Subsidiary or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock) will be converted into the right to receive $3.15 in cash, without interest thereon. A copy of the Merger Agreement is attached hereto as Annex 1.

A special meeting of the stockholders of the Company will be held on Wednesday, November 25, 2009, at 10:00 a.m., Central Standard Time, at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701. The special meeting of stockholders (including any and all adjournments or postponements thereof) is referred to herein as the “Special Meeting.”

Stockholders are welcome to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting.

Only holders of record of the Shares at the close of business on Wednesday, November 4, 2009 are entitled to receive notice of, and to vote at, the Special Meeting. On such date, there were 41,646,445 Shares issued and outstanding. The presence in person or by proxy of the holders of at least a majority of the issued and outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of at least a majority of the outstanding shares of Common Stock will be necessary to approve the Merger Agreement. Each share of Common Stock is entitled to one vote. As a result of the consummation of the Offer and the subsequent offering period, Merger Subsidiary owns approximately 87.38% of the issued and outstanding Shares and the aggregate voting power thereof, and intends to vote all such Shares in favor of the Merger Agreement. Accordingly, the adoption of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other stockholder.

You are urged to review this Information Statement carefully to decide whether to accept the $3.15 in cash, without interest, or to exercise appraisal rights under Section 262 (“Section 262”) of the Delaware General Corporation Law (“DGCL”). See “Appraisal Rights” below and Annex 3 attached hereto for a description of all statutory provisions related to appraisal rights.

This Information Statement is first being mailed on or about November 5, 2009, to the holders of record of the Shares at the close of business on Wednesday, November 4, 2009.

We are not asking you for a proxy and you are requested not to send us a proxy. Please do not send in any share certificates at this time.

This Information Statement is dated November 5, 2009.

ANNEXES:

Annex 1 Agreement and Plan of Merger

Annex 2 Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

Annex 3 Section 262 of the General Corporation Law of the State of Delaware

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SUMMARY

The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes hereto, or in the documents incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes hereto and the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

The Companies

The Company. The Company is a Delaware corporation with its principal executive offices located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701. The telephone number of the Company is (432) 684-3727. The Company is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. The Company’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on the Company is available via the internet at www.plll.com. For further information concerning the Company, see “Certain Information Concerning the Company” and “Available Information.”

Merger Subsidiary. Merger Subsidiary is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Parent. To date, Merger Subsidiary has engaged in no activities other than those incident to its formation, the Offer and the Merger. The principal executive offices of Merger Subsidiary are located at 9 West 57th Street, New York, New York 10019. The telephone number of Merger Subsidiary is (212) 515-3237.

Parent. Parent is a newly formed Delaware limited liability company and a wholly-owned subsidiary of an affiliate of Apollo Management VII, L.P. (“Apollo Management”). The principal executive offices of Parent are located at 9 West 57th Street, New York, New York 10019. The telephone number of Parent is (212) 515-3237.

General

This Information Statement is being delivered in connection with the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company, Merger Subsidiary or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock) will be converted into the right to receive $3.15 in cash, without interest thereon (the “Merger Consideration”). A copy of the Merger Agreement is attached hereto as Annex 1.

Pursuant to the Merger Agreement, Merger Subsidiary commenced the Offer on September 24, 2009 for all the outstanding Shares at a price of $3.15 per Share, net to the seller in cash. The Offer expired at midnight, New York City time, on Thursday, October 22, 2009. Pursuant to the Offer, Merger Subsidiary purchased 35,244,824 Shares, including approximately 802,359 Shares subject to guaranteed delivery. This amount represents approximately 84.62% of the issued and outstanding Shares as of the Record Date. Pursuant to a subsequent offering period commencing immediately following the expiration of the Offer and expiring at 5:00 p.m., New York City time, on Thursday, October 29, 2009, Merger Subsidiary acquired an additional 1,217,324 Shares. Together with the Shares acquired during the Offer, Merger Subsidiary owns approximately 87.38% of the issued and outstanding Shares.

Procedure for Receipt of Merger Consideration

Following the consummation of the Merger, a Letter of Transmittal (as hereinafter defined) and the Instructions (as hereinafter defined) for use in effecting the surrender of the Shares for payment of the Merger Consideration will be sent under separate cover to all holders of the Shares outstanding immediately prior to the Merger. The Letter of Transmittal must be completed as directed and returned with certificates representing Shares. Checks for the Merger Consideration will be sent to the Company’s stockholders as soon as practicable after receipt of the Letter of Transmittal and the certificates. See “Procedure For Receipt of the Merger Consideration.”

Appraisal Rights

Under Delaware law, holders of the shares of Common Stock who do not vote to adopt the Merger Agreement and do not consent thereto in writing and who otherwise strictly comply with the applicable requirements of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares of Common Stock. See “Appraisal Rights” and Annex 3 hereto.

The Merger

Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by the Board of Directors of the Company (the “Board”), see “The Merger — Background of the Offer and the Merger.”

Approval of the Board. On September 15, 2009, the Board unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant thereto and the Board unanimously recommends that the Company’s stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. See “The Merger — Recommendation of the Board.”

Interests of Certain Persons in the Merger. Certain existing and former members of the Company’s management and the Board (as well as employees of the Company) have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. These interests relate to, among other things, (i) the exchange of outstanding options and shares of restricted stock for a cash payment and (ii) indemnification and insurance for directors and officers. See “The Merger — Interests of Certain Persons in the Merger.”

Opinion of BofA Merrill Lynch Securities. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch Securities”) acted as the financial advisor to the Company in connection with the Offer and the Merger and BofA Merrill Lynch Securities delivered its written opinion, dated September 14, 2009, to the Company that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $3.15 per Share cash consideration to be received by the holders of Common Stock (other than Parent, Merger Subsidiary and its affiliates) was fair, from a financial point of view, to such holders. The full text of the opinion of BofA Merrill Lynch Securities is set forth in Annex 2 hereto and is incorporated herein by reference. Stockholders are urged to read the BofA Merrill Lynch Securities opinion carefully and in its entirety. See “The Merger — Opinion of BofA Merrill Lynch Securities; Financial Advisor” and Annex 2 hereto.

Purpose of the Merger. The purpose of the Merger is to enable Parent, through Merger Subsidiary, to acquire the remaining equity interest in the Company not currently owned by Merger Subsidiary. The first step in the acquisition of the Company was the Offer by Merger Subsidiary to acquire all of the outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Merger Subsidiary in the Offer. See “The Merger — Purpose of the Merger.”

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Conditions to the Merger. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions, including: (a) the stockholders of the Company shall have duly adopted the Merger Agreement and (b) no provision of any applicable law or order of any governmental authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect. See “The Merger Agreement — Conditions to the Merger.”

Certain Federal Income Tax Consequences. The exchange of shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. See “The Merger — Certain Federal Income Tax Consequences.”

Source and Amount of Funds

Parent and Merger Subsidiary have estimated that the total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and the Merger, (ii) to pay for the cash-out of all Company options required to be cashed out pursuant to the Merger Agreement, and (iii) to pay for the funding of the “change of control” offer required to be made by the Company for its 10 1/4% Senior Notes due 2014 (the “Notes”), will be approximately $283.2 million. Of such amount, approximately $114.6 million was used to purchase Shares pursuant to the Offer and the subsequent offering period. The funding of the Offer has been, and the funding of the Merger will be, obtained through capital contributions from Parent to Merger Subsidiary. Parent obtained such funds from proceeds of the sale of limited liability company interests in certain equity funds managed by Apollo Management. See “Source and Amount of Funds.”

Selected Financial Information

Set forth below is a summary of certain financial information relating to the Company which has been excerpted or derived from the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”), the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 (the “Form 10-Q”) and the registration statement filed by the Company on Form S-4 (“Form S-4”) relating to the registration of the Notes pursuant to the Indenture (as defined herein). More comprehensive information is included in the Form 10-K, the Form 10-Q, the Form S-4 and other reports and documents filed by the Company with the Securities and Exchange Commission (the “Commission”). The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under “Available Information”.

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PARALLEL PETROLEUM CORPORATION

SELECTED FINANCIAL INFORMATION

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	SIX MONTHS ENDED JUNE 30, (UNAUDITED)		FISCAL YEAR ENDED DECEMBER 31,
	2009	2008	2008	2007	2006	2005	2004
SUMMARY OF EARNINGS DATA:
Total revenues	$38,090	$100,016	$182,515	$116,031	$97,025	$66,150	$35,837
Operating income	$(26,190)	$54,830	$(210,246)	$48,965	$40,419	$33,345	$12,266
Net income	$(30,001)	$(31,945)	$(131,894)	$(4,661)	$26,155	$(1,860)	$1,699
Basic earnings per common share	$(0.72)	$(0.77)	$(3.18)	$(0.12)	$0.73	$(0.06)	$0.07
Diluted earnings per common share outstanding	$(0.72)	$(0.77)	$(3.18)	$(0.12)	$0.71	$(0.06)	$0.07
Common shares outstanding	41,597	41,545	41,597	41,253	37,547	34,749	25,439

	SIX MONTHS ENDED JUNE 30, (UNAUDITED)		FISCAL YEAR ENDED DECEMBER 31,
	2009	2008	2008	2007	2006	2005	2004
BALANCE SHEET DATA:
Total assets	$497,501	$690,787	$550,576	$563,093	$442,818	$253,008	$170,671
Total current liabilities	$29,921	$127,058	$52,096	$78,870	$50,981	$27,662	$13,683
Total debt	$389,469	$358,140	$391,434	$248,961	$208,055	$135,844	$96,994
Total stockholders’ equity	$78,111	$205,589	$107,046	$235,262	$183,782	$89,502	$59,994

Price Range of Shares; Dividends

The shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “PLLL”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share for the periods indicated. The Company has not paid any dividends on the Shares.

	Common Stock
	High	Low
Fiscal Year 2007
First Quarter	$23.31	$16.00
Second Quarter	$24.69	$21.79
Third Quarter	$22.88	$16.76
Fourth Quarter	$20.96	$16.65
Fiscal Year 2008
First Quarter	$19.88	$13.15
Second Quarter	$23.22	$19.21
Third Quarter	$20.79	$8.62
Fourth Quarter	$8.87	$1.61
Fiscal Year 2009
First Quarter	$2.76	$0.75
Second Quarter	$2.31	$1.18
Third Quarter	$3.19	$1.60
Fourth Quarter (through November 3, 2009)	$3.18	$3.13

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On September 14, 2009, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $2.84 per Share. On September 23, 2009, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was $3.13 per Share. On November 3, 2009, the last day on which Shares were traded prior to printing this Information Statement, the closing price of the Shares on NASDAQ was $3.14 per Share.

Stockholders are urged to obtain a current market quotation for the Shares.

Pursuant to the Merger Agreement, the Company is not permitted to declare, set aside or pay any dividends with respect to the Shares. Parent currently intends that no dividends will be declared on the Shares before its acquisition of the entire equity interest in the Company pursuant to the Merger.

Available Information

The Shares are registered under the Securities Exchange Act of 1934 (“Exchange Act”), and the Company is therefore subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, the Company is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. See “Available Information.”

GENERAL

This Information Statement is being delivered to stockholders of the Company in connection with the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding Share (other than Shares owned by the Company, Merger Subsidiary or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law with respect to such shares of Common Stock) will be converted into the right to receive, without interest, the Merger Consideration. A copy of the Merger Agreement is attached hereto as Annex 1.

The Merger is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by Merger Subsidiary to acquire all of the outstanding Shares at $3.15 per Share, net to the seller in cash. The Offer has been completed, and Merger Subsidiary has purchased 35,244,824 Shares, including approximately 802,359 Shares subject to guaranteed delivery pursuant to the Offer. This amount represents approximately 84.62% of the issued and outstanding Shares. Pursuant to a subsequent offering period commencing immediately following the expiration of the Offer and expiring at 5:00 p.m., New York City time, on Thursday, October 29, 2009, Merger Subsidiary acquired an additional 1,217,324 Shares. Together with the Shares acquired during the Offer, Merger Subsidiary owns approximately 87.38% of the issued and outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Merger Subsidiary pursuant to the Offer.

THE SPECIAL MEETING

The Special Meeting will be held on Wednesday, November 25, 2009, at 10:00 a.m., Central Standard Time, at the Midland Petroleum Club, 501 W. Wall, Midland, Texas 79701, for the purpose of approving the Merger Agreement.

As of the date of this Information Statement, the Board does not know of any other business to be brought before the Special Meeting.

Only holders of record of the Shares outstanding at the close of business on Wednesday, November 4, 2009 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 1,123 holders of record, with 41,646,445 Shares issued and outstanding.

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The presence in person or by proxy of the holders of at least a majority of the issued and outstanding shares of Common Stock will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of establishing a quorum. Assuming a quorum is present, the affirmative vote of at least a majority of the outstanding shares of Common Stock will be necessary to adopt the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes under Delaware law, abstentions and broker non-votes, if any, will have the same effect as votes cast against adoption of the Merger Agreement.

Each share of Common Stock is entitled to one vote. As a result of the consummation of the Offer and the subsequent offering period Merger Subsidiary owns approximately 87.38% of the outstanding shares and approximately 87.38% of the aggregate voting power of the issued and outstanding shares, and intends to vote all such shares in favor of the Merger Agreement. Accordingly, the adoption of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other stockholder.

Stockholders are entitled to exercise appraisal rights under Delaware law as a result of the Merger. See “Appraisal Rights” and Annex 3 hereto.

Representatives of BDO Seidman LLP, the Company’s independent auditors, are not expected to be present, make a statement or be available to respond to appropriate questions at the Special Meeting.

PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION

Surrender and Payment for Shares

Parent has appointed Computershare Trust Company, N.A. to act as paying agent (the “Paying Agent”) under the Merger Agreement. At the effective time of the Merger (the “Effective Time”), Parent will make available or cause to be made available to the Paying Agent the funds necessary for the Paying Agent to make the payments due to the holders of outstanding Shares immediately prior to the Effective Time.

Promptly after the Effective Time (i.e. the date on which the Company’s stockholders approve the Merger and the Certificate of Merger is filed with the Delaware Secretary of State), but in no event later than the fifth business day thereafter, the Paying Agent will mail to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares a letter of transmittal (the “Letter of Transmittal”) and instructions (the “Instructions”) for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented such Shares (collectively, the “Certificates” and, individually, a “Certificate”) in exchange for payment thereof. For a stockholder to validly surrender Shares pursuant to the Merger, a Certificate for surrendered Shares, together with a properly completed and duly executed Letter of Transmittal and any other required documents, must be received by the Paying Agent at one of its addresses set forth on the Letter of Transmittal. Until surrendered, such Certificates will represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. Upon the surrender of each such Certificate and subject to applicable tax withholding, the Paying Agent shall (subject to applicable abandoned property, escheat and similar laws) pay the holder the Merger Consideration. To the extent that amounts are so withheld, such amounts will be treated for all purposes as having been paid to the stockholder in respect of whom such deduction and withholding was made by the Paying Agent. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it will be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. None of the Paying Agent, the Surviving Corporation or Parent will be liable to any holder of Certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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Pursuant to the Merger Agreement, any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration which remains unclaimed by the holders of Certificates at any time more than twelve months after the Effective Time, will be delivered to the Surviving Corporation, and thereafter such former stockholders of the Company may surrender such Certificate to the Surviving Corporation and (subject to the terms of the Merger Agreement, abandoned property, escheat and other similar laws) receive the Merger Consideration without any interest or dividends thereon.

At and after the Effective Time, there will be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

Backup Withholding

Under the “backup withholding” provisions of United States federal income tax law, the Paying Agent may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Merger. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Merger Consideration of Shares converted in the Merger, each such stockholder must provide the Paying Agent with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Merger should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each tendering non-U.S. holder (a non-resident alien or foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Paying Agent) certifying, under penalties of perjury, to such non-U.S. holder’s foreign status in order to establish an exemption from backup withholding.

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APPRAISAL RIGHTS

Under the DGCL, if the Merger is consummated, any stockholder who (a) holds shares of Common Stock on the date of making demand for appraisal with respect to such shares, (b) has not voted in favor of the Merger, consented to the Merger in writing or tendered his or her shares of Common Stock under the Offer, (c) continuously holds such shares through the Effective Time, and (d) complies with the procedures provided for in Section 262 will be entitled to have his or her shares of Common Stock appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares of Common Stock as determined by the court. The following summarizes the relevant provisions of Section 262 regarding appraisal rights that will be applicable if the Merger is consummated. This discussion is qualified in its entirety by reference to Section 262, a copy of which is attached as Annex 3 hereto and incorporated herein by reference.

STOCKHOLDERS WHO VOTE IN FAVOR OF THE MERGER, CONSENT TO THE MERGER IN WRITING OR HAVE TENDERED SHARES IN THE OFFER ARE NOT ENTITLED TO EXERCISE APPRAISAL RIGHTS BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

IF YOU FAIL TO COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262, YOUR RIGHTS TO AN APPRAISAL IN CONNECTION WITH THE MERGER WILL BE LOST.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Information Statement shall constitute such notice to the record holders of Common Stock.

Holders of shares of Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger or consent to the Merger in writing, and such holders must deliver a separate written demand for appraisal to the Company prior to the vote by the Company’s stockholders on the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of such stockholder’s shares. A vote against the Merger will not by itself constitute such a demand. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the Company’s Corporate Secretary, at 1004 N. Big Spring, Suite 400, Midland, Texas 79701.

A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights.

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If shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as by a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner.

•	If shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners.

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An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the owner or owners of record.

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•

If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

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A holder of record, such as a broker, who holds shares of Common Stock as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to the shares of Common Stock held for all or less than all of those beneficial owners’ interest. In that case, the written demand should set forth the number of shares of Common Stock covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of the shares of Common Stock standing in the name of the record holder. The Company stockholders who hold their shares in brokerage accounts or through any nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights with respect to their shares of Common Stock.

Within 120 days after the Effective Time, the Company or any stockholder who has satisfied the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the Company’s Corporate Secretary in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Company will have no obligation to file such a petition. Stockholders seeking appraisal rights should initiate all necessary action to perfect their rights within the time periods and in the manner prescribed by Section 262.

Within 120 days after the Effective Time, any stockholder who has theretofore complied with the requirements under Section 262 for exercise of appraisal rights may make a written request to receive from the Company a statement of the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the number of holders of such shares of Common Stock. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Company the statement described in the previous sentence. The Company will be required to mail these statements within ten days after it receives a written request.

If a petition for appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of Common Stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment.

Although the Company believes that the Merger Consideration is fair, the value determined by the court for the shares of Common Stock could be more than, less than or the same as the consideration paid in the Merger. Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger

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v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” The court may determine the costs of the appraisal proceeding to be taxed against the parties as the court determines to be equitable under the circumstances. However, costs do not include attorneys’ fees and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a stockholder, the court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all shares of Common Stock entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote any shares of Common Stock subject to such demand for any purpose. The shares of Common Stock subject to the demand will not be entitled to dividends or other distributions on such shares, other than those payable or deemed to be payable to stockholders of record as of a date prior to the Effective Time.

At any time within sixty days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. Holders of shares of Common Stock will lose the right to appraisal if no petition for appraisal is filed within one hundred twenty days after the Effective Time. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of the stockholder’s demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than sixty days after the Effective Time requires the Company’s written approval and (ii) that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within sixty days.

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THE MERGER

Background of the Offer and the Merger

The Board has periodically met with senior management and legal and financial advisors of the Company to review and discuss potential strategic directions for the Company in light of the Company’s financial and operating performance, developments in the industry and the competitive landscape in the upstream oil and gas operating markets in which it operates. These meetings have also addressed, from time to time, hypothetical acquisitions or business combinations involving various other parties.

Beginning in June 2006 and continuing into March 2007, the Company, with the assistance of legal and financial advisors, attempted to gauge whether there would be third party interest in a possible strategic transaction with the Company, including a potential sale or merger of the Company. As part of its process, the Company engaged Petrie Parkman & Co. (subsequently acquired by BofA Merrill Lynch Securities) and Randall & Dewey, a division of Jefferies & Company, Inc. (“Jefferies”). The Company also re-engaged Stonington Corporation (“Stonington”), a private investment banking firm that has provided services to the Company for approximately the past eight years, to provide general corporate financial advisory services. No transaction resulted and the Company suspended the process in March 2007.

In July 2007, the Company issued $150 million principal amount of the Notes in a Rule 144A private placement, which was followed by a registered exchange offer in which the noteholders received freely tradable notes. The Company used the net proceeds from this private placement to reduce its outstanding indebtedness under its credit facility and to pay in full the indebtedness under its second lien loan term facility. In addition, in December 2007, the Company completed a public offering of its Common Stock, with net proceeds to the Company of approximately $52.5 million. Although the Company initially used the net proceeds to temporarily reduce the outstanding indebtedness under its credit facility, the Company ultimately used the net proceeds from this offering for general corporate purposes and for conducting its exploitation, development and acquisition activities in certain core areas such as its Permian Basin properties and its Barnett Shale and Wolfcamp gas projects.

Over the next two years, with the additional capital provided by the debt and equity offerings in 2007, the Company focused on executing its business plan, which involved concentrating most of its capital expenditures on the development of two natural gas resource projects in the non-operated Barnett Shale gas project in Tarrant County, Texas and the Wolfcamp gas project in southeastern New Mexico.

Beginning in mid 2008, not only did the prices of oil and natural gas begin to decline severely, there also was a great deal of uncertainty and turmoil in the capital markets and economy generally. The price of the Company’s Common Stock also declined significantly during this time. The Company also had limited availability under its credit facility. As a result of these economic changes, the Company’s strategic position became even more uncertain. In addition, because the Barnett Shale gas project is not operated by the Company and because this project comprised a majority of the Company’s 2009 capital budget, the Company lacked significant control over the timing and amount of capital expenditures and began to have concerns over its ability to fund capital expenditures that it did not control. During the latter part of 2008, the Company, primarily in response to declining gas prices, initiated discussions with the operator of the Company’s Barnett Shale gas project regarding the possibility of the Company’s sale of its interest in the properties to the operator. Although these discussions did not result in a sale of the Company’s interest, the Company eventually farmed out its undeveloped interest in the non-operated Barnett Shale gas project to the operator in February 2009.

Apollo Management first contacted the Company in September 2008 and arranged for a lunch meeting between a representative of Apollo Management and a representative of the Company. At this meeting, Apollo Management indicated that it was interested in entering into the energy industry in the Permian Basin area, and inquired as to whether the Company might have any interest in pursuing this objective. The Company’s representative indicated that the energy markets were too volatile at that time, the Company’s stock price had

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declined and the Company needed to first fully evaluate its position. No further discussions occurred between Apollo Management and the Company until June 2009, as described below.

On March 6, 2009, the Board held a telephonic meeting to discuss with the Company’s management and certain advisors, among other things, overall market conditions, the process of updating and preparing a data room and initiation of a review of the Company’s assets and how potential buyers might view the Company in the current environment.

At a telephonic Board meeting on March 18, 2009, management of the Company updated its directors regarding the Company’s data room. Management reported that the outlook for any potential transaction was very negative and that a sale of assets was not advisable in the current environment.

In April 2009, the Company began discussions with Sunrise Securities Corp., an investment bank with employees who have had a long standing investment banking relationship with the Company (“Sunrise”), to consider engaging Sunrise to provide a broad range of financial advisory services.

On May 19, 2009, the Board held a meeting to review the strategic position of the Company in light of changes in the general economy and capital markets, as well as the particular situation of the Company. The Company’s senior management and legal and financial advisors also attended this meeting. The Company’s financial advisors reviewed and discussed with the Board, among other things, the Company’s strategic position and potential strategic alternatives. Management noted for the Board that, in its judgment, the Company was at a critical juncture due to the possibility of borrowing base reductions under the Company’s credit facility during the remainder of the year, its diminished growth prospects relative to its peer group and the Company’s high leverage. Management reported that the Company’s ability to fund capital expenditures under its business plan was limited by a lack of liquidity and decreased cash flow due to a decline in the prices of oil and natural gas. To compete effectively in the marketplace and maintain its market position, the Board recognized that it needed to decrease its leverage and increase its capital spending over the coming months. However, given the Company’s size, competitive position and conditions in the capital markets at the time, the Company’s access to capital was limited. The Board considered alternative approaches to restructuring the Notes to decrease its leverage. The Board also considered the sale of core assets, volumetric production payments, the issuance of various classes of equity, whether in the form of a private placement or public offering of preferred stock or common stock or an underwritten public rights offering of common stock. Given the then-current prices of the Company’s Common Stock, the Board considered, after discussion with management and the Company’s financial advisors, that any equity offering could be severely discounted from market prices and could also result in significant dilution to existing stockholders.

On May 20, 2009, the Board continued its meeting convened the previous day to assess further the Company’s positioning in light of then current economic and market conditions. Sunrise gave a presentation to the Board regarding the Company’s outlook and potential strategic alternatives. The Board continued the discussion of current economic and market conditions with management and the Company’s legal and financial advisors. Among other things, the Board discussed the strategic position of the Company, the likelihood that natural gas prices would continue to fall, developments among financial institutions and how these developments impacted or could impact the Company in the near term, as well as the ability of the Company to grow and compete effectively in a challenging business environment, including with respect to the Company’s access to capital and ability to acquire desirable assets to enhance stockholder value. The Board also discussed concerns relating to the Company’s ability to maintain the borrowing base under its credit facility due to lower commodity prices, the potential inability of the Company to satisfy any borrowing base deficiency, the Company’s liquidity and the impact of potential changes in lending practices by the banks that participate in the credit facility. At this meeting, the Board decided to reinstate its review of potential strategic alternatives. The Board authorized its financial advisors to contact parties that might have an interest in a transaction with the Company. The Board did not determine to sell the Company but continued to evaluate a range of strategic options, including a debt or equity issuance, asset sales or a corporate sale or merger transaction.

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In May and June 2009, in accordance with the Board’s authorization, 13 private equity firms were contacted by the Company’s financial advisors to assess such private equity firms’ interest in a potential equity investment in the Company, including Apollo Management. Several private equity firms (including Apollo Management) expressed interest in a possible transaction with the Company and engaged in meetings and discussions with the Company’s financial advisors. The Company also engaged in similar discussions with Company A, a financial buyer. The Company subsequently requested that interested parties submit an indication of interest as to a possible transaction with the Company by August 3, 2009.

In early June 2009, the Company formally engaged Sunrise to provide financial advisory services in connection with a strategic transaction, including an issuance of equity or debt securities or a sale transaction, and Sunrise assisted the Company in preparing its data room.

In June 2009, a representative of Apollo Management contacted a representative of Jefferies to indicate Apollo Management’s interest in possibly acquiring the Company. Following this contact, the Company’s financial advisors engaged in preliminary discussions with Apollo Management regarding a possible transaction and informed Apollo Management of the process authorized by the Board to solicit interest in a possible transaction.

On June 17, 2009, the Board held a meeting and was updated by the Company’s financial advisors as to the status of the process of contacting, on behalf of the Company, third parties to determine their interest in a possible transaction with the Company, whether an equity or debt issuance, asset sale or corporate sale or merger transaction or a restructuring of the Notes. The Board discussed with the Company’s financial advisors its preference to initially contact private equity firms because the Board believed that the private equity firms would have more insight into solutions for the Company’s capital structure and more flexibility to engage in a wide variety of transactions, including a significant equity investment or corporate acquisition, as opposed to strategic parties which would likely only be interested in a potential acquisition of the Company or its core assets. As a result of the possible interest expressed by Apollo Management, Apollo Management was included among the list of private equity firms which would be approached to consider either an equity investment or acquisition of the entire Company. The Board’s discussions also contemplated that the financial advisors would contact potential strategic parties following the initial contacts with private equity firms.

On August 3, 2009, the Company received a written indication of interest from Apollo Management for a potential acquisition of all of the outstanding Common Stock for $2.50 per share in cash, subject to due diligence and negotiation of a definitive agreement. Also on August 4, 2009, the Company received an additional indication of interest from Company A for a potential acquisition of all of the Company’s outstanding Common Stock for a range of per share equity values that were below Apollo Management’s offer at that time.

Following receipt of these initial indications of interest from Apollo Management and Company A, the Board determined that the Company should solicit potential strategic energy industry parties to determine the level of interest they might have in a transaction with the Company. Accordingly, in a telephonic Board meeting held on August 5, 2009, the Board authorized the Company’s financial advisors to proceed with contacting selected potential strategic parties on behalf of the Company. The Company reviewed with its financial advisors a wide list of strategic parties and determined to contact 10 based on their perceived interest, and capacity for, a transaction with the Company based on its geographic areas of operations, the magnitude of its reserves and the proportions of oil and gas which comprised its reserves. Shortly thereafter, as authorized by the Board, 10 companies were contacted by the Company’s financial advisors.

Since initiation of the strategic alternatives process, 12 parties total, comprised of nine financial parties (including Apollo Management) and three strategic parties, entered into confidentiality agreements with the Company, which agreements included a standstill provision. During the period from April 2009 to August 2009, the Company prepared and made available a data room with due diligence information for review by parties interested in evaluating a potential transaction with the Company. Between August 12 and 21, 2009, five

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interested parties, each of which had executed a confidentiality agreement, conducted due diligence in the data room, including Apollo Management and Company A.

On August 25, 2009, the Board held a telephonic meeting to further discuss the strategic review process. At the conclusion of the meeting, the Board directed management and the Company’s financial advisors to solicit proposals from parties that had executed confidentiality agreements and attended the data room. While the Board had not at that time determined to sell the Company, the Board determined to solicit bids for the acquisition of the Company to evaluate whether such a transaction could enhance stockholder value as opposed to alternative strategic transactions under consideration by the Board.

On August 26, 2009, a bid instruction letter was sent to five parties, consisting of two private equity firms and three strategic parties. The instruction letter invited the submission of a binding offer to acquire the Company, indicating that the offer should be submitted in writing no later than 5:00 p.m., Central Daylight Time, on September 9, 2009. The letter required, among other things, that offers specify the amount per Share to be paid in cash, common stock, or other securities, on a fully diluted basis, be fully financed and include a statement of the sources of funds, include a description of requirements, if any, relating to the retention of existing management/employees, any due diligence conditions and regulatory approvals that may be required.

On September 1, 2009, the Company attended a meeting to conduct due diligence on a potential strategic merger partner, Company B, a private company that had expressed interest in a potential merger with the Company.

On September 2, 2009, a form of merger agreement prepared by the Company’s outside legal counsel was sent to potential bidders.

Also on September 2, 2009, Apollo Management contacted a representative of BofA Merrill Lynch Securities to discuss potential transaction structures. In accordance with the directives of the Board, BofA Merrill Lynch Securities informed Apollo Management that the Company was interested in a two-step tender offer and merger because the Company believed that such a transaction would increase the certainty of successfully closing a transaction and enable the Company’s stockholders to receive cash for their Shares more quickly.

Later in the day on September 2, 2009, a representative of Company B contacted BofA Merrill Lynch Securities to inquire as to the Company’s interest in a potential merger with Company B. BofA Merrill Lynch Securities informed Company B that the Board would be informed of Company B’s interest and that the bid submission deadline was September 9, 2009. Company B advised BofA Merrill Lynch Securities that Company B did not intend to work on the matter any further until it heard that the Company had interest in pursuing a potential merger with Company B.

On September 3, 2009, management of the Company met with Citibank, N.A. (“Citibank”), the lead bank under the Company’s credit facility, to advise it that the Company was considering a transaction which would likely result in a change of control, and that the Company would need a waiver from the bank lenders. During the following week, the Company continued to provide updates and additional information requested by Citibank regarding any potential transactions.

On September 9, 2009, the Company received two written proposals, one from Apollo Management and one from a strategic party, Company C. Apollo Management submitted a proposal to acquire all of the outstanding Common Stock for $2.80 in cash per share, which proposal included a mark-up of the draft merger agreement and Apollo Management’s proposed source of funds and indicated that no further due diligence was needed and that all necessary internal approvals had been obtained. Apollo Management’s proposal also indicated that it was subject to entering into satisfactory arrangements to retain certain members of management and also subject to obtaining a waiver from the lenders under the credit facility with respect to the change of control that would occur upon the sale. Company C submitted a proposal to acquire all of the Company’s oil and gas assets for cash

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subject to further due diligence and negotiation of a definitive agreement. Apollo Management’s $2.80 offer price was clearly superior to Company C’s offer with an implied per Share price of approximately $0.80. The implied per Share price of the Company C offer was calculated by taking the gross consideration payable and deducting the amount of the Company’s long-term debt outstanding, the Company’s indebtedness outstanding under its credit facility, employee severance costs and adding net working capital, inventory and other assets less other liabilities, and then dividing this sum by the number of Shares outstanding. Later that day, the Board held a telephonic meeting to discuss the two written proposals. At this meeting, the Company’s legal and financial advisors summarized the terms of the two proposals. The written proposal and draft merger agreement from Apollo Management were distributed to the Board at the conclusion of the meeting on September 9, 2009.

On September 10, 2009, the Board held a telephonic meeting to review the proposals received in more detail and discuss such proposals in the context of other potential strategic alternatives, including a potential merger with Company B. The Company’s management and legal and financial advisors also participated in this meeting. BofA Merrill Lynch Securities, Sunrise and Stonington each updated the Board as to the status of the strategic alternatives process and then current economic and market conditions and discussed certain financial terms of the proposals received to date. Management provided an update on the Company’s current activities in its major oil and gas projects. Also at this meeting, the Company’s legal advisors advised the Board on several matters, including (1) a brief review of Apollo Management’s draft merger agreement, (2) the timing of a two-step merger, and (3) the covenant in the Indenture dated July 31, 2007, between the Company and Wells Fargo Bank, National Association (the “Indenture”) that limits the ability of the Company to sell assets and would require the Company to offer to repurchase the Notes in certain circumstances with the net proceeds from an asset sale by the Company. In addition, the Company’s legal advisors advised the Board as to fiduciary duties in connection with the strategic review process. Given that Apollo Management had indicated interest in retaining certain members of senior management, the Board considered hiring a compensation consultant to determine whether the terms of any such arrangements once proposed were reasonable and customary. With respect to Company B, the Board determined that the potential risks and disadvantages of a business combination transaction with Company B far outweighed the potential benefits, because, among other things, (i) the merger consideration would have involved a stock component, (ii) the uncertainty associated with valuing the equity of the combined entity considering that Company B is a privately owned company whose reserves consisted primarily of natural gas, a significant portion of which was comprised of proved undeveloped reserves and (iii) the likelihood of significant delay in consummating a transaction involving a stock component. At the conclusion of the meeting, the Board determined to ask Apollo Management and Company C for its best and final offer and also determined to hire an independent compensation consultant to advise the Board as to whether the terms of any management arrangements that might be proposed were reasonable and customary.

In the morning on September 11, 2009, in accordance with the directives of the Board, BofA Merrill Lynch Securities contacted Apollo Management and Company C and requested the submission of best and final offers from both parties.

Late in the afternoon on September 11, 2009, Apollo Management indicated that it would be willing to increase its price to $3.15 per Share. Company C also increased the total consideration in its proposal to a higher amount. Apollo Management’s $3.15 offer price was clearly superior to Company C’s revised offer with an implied per Share price of approximately $1.28.

On September 11, 2009, Apollo Management contacted the Company to request permission to talk with Citibank, N.A., for the purpose of discussing a proposed commitment to waive the change of control provision in the Company’s credit agreement.

In the evening of September 11, 2009, the Board held a telephonic meeting to discuss the revised proposals. The Board was updated as to Apollo Management’s and Company C’s revised proposals and was informed that Apollo Management had indicated that its proposal of $3.15 per Share was its best and final offer. The Board determined that the Apollo Management offer was clearly superior based on price and transaction structure

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because the Company C offer was for the purchase of substantially all of the assets of the Company without the assumption of the Company’s liabilities and if the asset sale were completed, the amount of funds that would be available to distribute to stockholders after the payment of the Company’s liabilities would be substantially less than the price per Share in the Apollo Management offer as described above. The Company’s legal counsel described the material terms of the merger agreement proposed by Apollo Management and described in detail certain provisions, including the no shop, fiduciary out and termination provisions. The Board discussed these provisions and, at the conclusion of the meeting, authorized the Company’s legal counsel to contact Apollo Management’s legal counsel and commence negotiation of the merger agreement. Jeffrey G. Shrader, Chairman and an independent director, acted as the primary negotiating contact on behalf of the Company.

On September 12, 2009, the Company, the bank lenders participating in the credit facility and the banks’ legal advisor and a representative of Stonington held a conference call to review the Company’s possible transaction with Apollo Management and discuss the terms of a proposed commitment to waive the change of control provisions. After the conference call, the bank group commenced internal discussions and verbally committed to provide a waiver, subject to acceptable merger terms and documentation. Apollo Management’s legal advisors and the bank’s legal advisors then negotiated and drafted a form of commitment to waive. Also on September 12, 2009, Mr. Shrader contacted Longnecker and Associates to engage it as a compensation consultant to determine that the terms of the management arrangements were reasonable and customary in connection with the proposed transaction with Apollo Management.

On September 12, 2009, the Company’s legal advisors began discussions with Apollo Management’s legal counsel concerning the draft merger agreement and other documentation. In response to these discussions, on September 13, 2009, the Company delivered a revised merger agreement to Apollo Management. On September 13, 2009, the entire Board, together with members of senior management and the Company’s legal and financial advisors, met with representatives of Apollo Management at the offices of the Company’s legal counsel.

On September 13, 2009, the Board held a meeting to review and discuss the Apollo Management proposal. Certain members of the Company’s management and the Company’s legal and financial advisors also attended this Board meeting. At this Board meeting, the Company’s financial advisors summarized for the Board the strategic review process and certain alternative strategic transactions, including an equity or debt issuance, asset sale or other transaction, that had been considered by the Board. BofA Merrill Lynch Securities also discussed with the Board its preliminary financial analysis of the $3.15 per Share cash consideration payable in the Offer and the Merger. The Board discussed at length the background of the Company, its operating environment and its constraints due to high leverage and low prices for natural gas, the difficulty in raising additional equity capital due to low stock prices and the Company’s prospects over the next year if the Board determined that the Company should continue operating as an independent entity. In addition, the Company’s legal advisors discussed at length the Board’s fiduciary duties in connection with the strategic review process and the proposed sale transaction. The Company’s legal advisors also updated the Board as to the status of negotiations regarding the merger agreement and other definitive agreements. In particular, the legal advisors discussed that Apollo Management had requested in its revised merger agreement draft (i) a right to match superior offers, (ii) the ability to prohibit the Company from talking to parties that had previously entered into a standstill agreement with respect to other acquisition proposals, (iii) a termination fee of up to approximately $7 million and (iv) a minimum tender condition of 65% instead of a majority. The Board discussed at length the reasons for determining that a sale of the Company was in the best interests of the stockholders, including the limited growth aspects of the Company due in part to the Company’s high leverage, the fact that an equity issuance would likely result in significant dilution to the Company’s stockholders, the concerns relating to the Company’s credit facility and access to debt and equity capital, among others.

Also on September 13, 2009, once the Board and Apollo Management had agreed in principle on certain core economic terms relating to the Merger, certain members of the Company’s management commenced negotiations with representatives of Apollo Management regarding terms of employment following the Merger.

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On September 14, 2009, the independent directors executed an engagement letter with Longnecker and Associates to act as a compensation consultant in connection with the management arrangements.

On September 14, 2009, the parties continued negotiations at the offices of the Company’s legal advisors. During the day, there was extensive discussion among the members of the Board and Apollo Management, together with their respective advisors, regarding the structure of Apollo Management’s equity commitment, including (1) the Company’s right to specifically enforce the equity commitment directly against Apollo Management’s equity investors, (2) the identity and background of Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P. and Apollo Investment Fund (PB) VII, L.P. (collectively, the “Apollo Equity Funds”) that would commit to provide the funds necessary to complete the transaction and (3) the need for the equity commitment to cover not only the funds needed to purchase the Shares in the Offer and the Merger but also to repurchase the Notes following a change of control in accordance with the underlying Indenture. Mr. Shrader and the other Board members questioned the Apollo Management representatives regarding the background and financial ability of the Apollo Equity Funds to fulfill their obligations under the equity commitment and additionally requested that due diligence be conducted on the Apollo Equity Funds.

In the late afternoon on September 14, 2009, the Company’s senior lenders delivered an executed commitment letter pursuant to which they agreed to waive the change of control in connection with the Merger Agreement subject to customary terms and conditions and an undertaking by Apollo Equity Funds to provide sufficient funds to satisfy the repurchase obligations arising under a change of control offer required to be made to the holders of the Notes pursuant to the Indenture.

Also on September 14, 2009, certain members of the Company’s management continued discussions with representatives of Apollo Management regarding terms of employment following the Merger. Late in the evening, the Company’s management and Apollo Management reported to the Board that they had agreed to term sheets relating to post-closing employment, which term sheets would become effective at the closing of the Merger and contemplated the negotiation and drafting of definitive employment agreements.

Late in the evening on September 14, 2009, the Board commenced a meeting to review the Merger Agreement and status of the negotiations. The Company’s management and legal and financial advisors also attended this meeting. Representatives of the Company’s legal advisors again reviewed the terms of the proposed transaction with the Board and discussed the legal duties and standards applicable to the decisions and actions being considered by the Board. The Company’s legal advisors provided an update on the status of the negotiations of the merger agreement, including as to the provision that would allow Apollo Management the right to match or top other third party bids and the prohibition on talking to parties subject to a standstill about acquisition proposals, a majority minimum tender condition and $5.5 million termination fee. Also at this meeting, BofA Merrill Lynch Securities reviewed with the Board its financial analysis of the $3.15 per Share cash consideration payable in the Offer and the Merger and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated September 14, 2009, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $3.15 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Common Stock (other than Apollo Global Management, LLC, Parent and Merger Subsidiary (collectively, the “Apollo Entities”) and their respective affiliates), was fair, from a financial point of view, to such holders.

The Board meeting then adjourned to permit a separate meeting of only the four independent directors of the Board. The independent directors discussed the proposed transaction and in particular listened to an oral presentation by the compensation consultant as to the proposed management arrangements. The compensation consultant stated that it had determined that the terms of the management arrangements were reasonable and customary. The independent directors determined that the management arrangements were reasonable and customary. In addition, the independent directors determined to recommend that the entire Board approve the Merger Agreement, the Offer and the Merger.

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The full Board then reconvened and the disinterested directors reported on their conclusions. After additional discussion, the Board unanimously resolved to approve the Merger Agreement, the Offer and the Merger and the transactions contemplated thereby and recommending that the Company’s stockholders tender their Shares in the Offer, and, if required, vote for the Merger. The meeting concluded in the early morning of September 15, 2009.

Following the Board meeting, the parties and their respective counsel finalized and the parties executed the definitive transaction documents. On September 15, 2009, the Company issued a press release announcing the transaction.

On September 24, 2009, Parent and Merger Subsidiary commenced the Offer as contemplated by the Merger Agreement. An Offer to Purchase and related documents were distributed by Parent and Merger Subsidiary to all Company stockholders, and a Solicitation/Recommendation Statement was concurrently distributed by the Company to all Company stockholders.

On October 13, 2009, the parties amended the Merger Agreement to reduce the termination fee payable by the Company to Parent in the event of certain termination events under the Merger Agreement and to decrease the period in which the Company is required to pay the termination fee to Parent if, after the termination of the Merger Agreement, the Company consummates a merger, acquisition, recapitalization or similar transaction as described in the Merger Agreement.

The Offer expired on October 22, 2009. Pursuant to the Offer, the Company’s stockholders tendered, and Merger Subsidiary accepted for payment and acquired, a total of 35,244,824 Shares, including approximately 802,359 Shares subject to guaranteed delivery, or approximately 84.62% of the issued and outstanding Shares. Pursuant to a subsequent offering period commencing immediately following the expiration of the Offer and expiring at 5:00 p.m., New York City time, on Thursday, October 29, 2009, Merger Subsidiary acquired an additional 1,217,324 Shares. Together with the Shares acquired during the Offer, Merger Subsidiary owns approximately 87.38% of the issued and outstanding Shares.

Recommendation of the Board

After careful consideration of the reasons listed below, including a thorough review of the Offer, the Merger and the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all the directors at a meeting duly called and held on September 14, 2009, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (3) recommended that the stockholders tender their Shares pursuant to the Offer and, if required by applicable law, adopt and approve the Merger Agreement, including the Merger subject to the ability to withdraw the recommendation in accordance with Section 6.3 of the Merger Agreement; (4) approved all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereunder from any state takeover law, including Section 203 of the DGCL and any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other similar statute or regulation; and (5) approved an amendment to the Rights Agreement to render it inapplicable to the execution and delivery of the Merger Agreement, the making or consummation of the Offer, the consummation of the Merger or any other transaction contemplated thereby.

In evaluating the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with the Company’s senior management, legal counsel and financial advisors and, in recommending that the Company’s stockholders tender all of their Shares pursuant to the Offer and, if required by applicable law, vote their Shares in favor of the adoption of the Merger Agreement, considered the following factors, each of which the Board believed supported its recommendation:

•	Financial Condition and Prospects of the Company. The Board considered its familiarity with the current and historical financial condition, results of operations, business and prospects of the Company

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as well as the Company’s financial plan and prospects if the Company were to remain an independent company and the potential impact on the trading price of its Shares. The Board considered:

•	its assessment that the Company’s prospects for growth are diminished compared to other companies in its peer group;

•	the Company’s high leverage and its impact on the Company’s financial condition and operations;

•

its assessment that the Company’s access to capital needed to reduce leverage and fund capital expenditures was limited due to the Company’s size and the positioning and conditions of the capital markets at that time;

•

the Company’s current financial plan, including the risks associated with achieving and executing the Company’s business plan, the economics of proceeding with drilling projects in light of the current prices for oil and natural gas; and

•	the Company’s intrinsic value and how this value is constrained by its current financial condition and the state of the capital markets and prices for oil and natural gas.

•

Risks of Remaining Independent. The Board’s assessment, after discussions with the Company’s management and advisors, of the risks of remaining an independent company and pursuing the Company’s strategic plan, including risks relating to:

•

the uncertainty associated with maintaining the Company’s credit facility, including the potential reduction in the credit facility borrowing base and the uncertainty of the Company’s ability to maintain compliance with the financial covenants under the credit facility as well as the potential changes in lending practices at the banks that participate in the credit facility;

•	the potential impact of significant dilution to the Company’s existing stockholders caused by an equity or convertible debt issuance by the Company in the current financial market environment;

•	the potential inability to obtain additional debt or equity capital on an economically viable basis to decrease leverage and fund the operations of the Company;

•	the inability to fund capital expenditures or purchase additional oil and gas properties;

•	the uncertainty of the ability to make debt service payments on the Company’s credit agreement and senior notes;

•	the unprecedented volatility of the credit and equity capital markets;

•	the decline in the prices of oil and natural gas since July 2008, affecting the Company’s revenues and cash flows; and

•	the risks of retaining current management in light of the fact that most of management’s equity incentive options and other benefits are out-of-the-money based on recent stock prices.

•

Certainty of Value. The Board considered the form of consideration to be paid to the stockholders in the Offer and the Merger and the certainty of the value of the cash consideration compared to stock or other forms of consideration. The Board also considered Parent’s financial position and ability to pay the purchase price per Share pursuant to the Offer (“Offer Price”) and Merger Consideration without the need for any external financing.

•

Strategic Alternatives. The Board considered and discussed with the Company’s management and advisors several potential alternatives to the acquisition by Parent, including the possibility of continuing to operate the Company as an independent entity and combinations with other merger partners, the possibility of issuing additional equity in a public or private offering, the possibility of restructuring the indebtedness underlying the Notes, the possibility of certain asset sales and the desirability and perceived risks of these and other alternatives, as well as the range of potential benefits to the Company’s stockholders of each of these alternatives. The Board’s belief, after a review of

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potential strategic alternatives and based on, among other things, the Company’s liquidity, cash flow, concerns about a potential borrowing base reduction, the ability to satisfy its obligations under its credit agreement and continue to fund capital expenditures, that the value offered to stockholders in the Offer and the Merger was more favorable to the stockholders of the Company than the potential value that might have resulted from other strategic opportunities reasonably available to the Company, including remaining an independent company.

•

Transaction Financial Terms. The Board considered the relationship of the Offer Price to the current and historical market prices of the Company’s Shares and the fact that the Offer Price was to be paid in cash, which would provide stockholders with the opportunity for liquidity and to receive a premium over the current and recent prices of the Shares. The Board reviewed historical market prices, volatility and trading information with respect to the Shares, including the fact that the Offer Price represented a premium of 56% over the average closing price per Share on the NASDAQ over the 30 trading days prior to the announcement of the Merger Agreement and 63% over the average closing price per Share over the 60 trading days prior to the announcement of the Merger Agreement.

•

Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, and the structure of the transaction as a cash tender offer for all outstanding Shares, which should allow stockholders to receive the Offer Price in a relatively short time frame, followed by the Merger in which stockholders (other than the Company, Parent, Merger Subsidiary or any subsidiary of the Company or Parent) who do not validly exercise appraisal rights will receive the same consideration as received by those stockholders who tender their Shares in the Offer. The Board considered that the potential for closing in a relatively short time frame could also reduce the amount of time in which the Company’s business would be subject to a number of near-team risks, particularly with respect to generic challenges and competition, considered by the Board.

•

Opinion of BofA Merrill Lynch Securities. The Board considered the opinion and financial presentation of BofA Merrill Lynch Securities, dated September 14, 2009, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the $3.15 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Common Stock (other than the Apollo Entities and their respective affiliates), as more fully described below in the section entitled “Opinion of BofA Merrill Lynch Securities.”

•

Terms of the Merger Agreement. The terms of the Merger Agreement, including the ability of Company, under certain circumstances specified in the Merger Agreement and prior to the first date on which Merger Subsidiary purchases any Shares pursuant to the Offer (the “Acceptance Date”), to furnish information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide acquisition proposal.

•

Ability to Withdraw or Change Recommendation. The Board’s ability under the Merger Agreement to withdraw or modify its recommendation in favor of the Offer and the Merger under certain circumstances, including its ability to terminate the Merger Agreement in connection with a Superior Proposal (as defined in the Merger Agreement), subject to payment of a termination fee of $5.5 million.

•	Equity Commitment Letter. The Company’s right as a third party beneficiary to enforce the terms of the Equity Commitment Letter.

•	Specific Performance. The Company’s right under the Merger Agreement to seek the Delaware Court of Chancery to specifically enforce the terms of the Merger Agreement.

•

Reasonableness of Termination Fee. The termination fee payable by the Company to Parent in the event of certain termination events under the Merger Agreement and the Board’s determination that the termination fee of $5.5 million is within the customary range of termination fees for transactions of this type.

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•

Availability of Appraisal Rights. The availability of statutory appraisal rights in connection with the Merger to the Company’s stockholders who do not tender their Shares in the Offer and who otherwise comply with all the required procedures under the DGCL, which allows such stockholders to seek appraisal of the fair value of their Shares as determined by the Delaware Court of Chancery in connection with the Merger.

The Board also considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations relating to entering into the Merger Agreement and the transactions contemplated thereby, including:

•

Impact on the Company’s Stockholders. The Board considered the fact that, subsequent to the completion of the Merger, the Company would no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent the Company’s stockholders from participating in future earnings or growth of the Company and from benefiting from any appreciation in value of the combined company.

•

Operating Covenants. The Board considered the potential limitations on the Company’s pursuit of business opportunities due to pre-closing covenants in the Merger Agreement whereby the Company agreed that it will carry on its business in the ordinary course in substantially the same manner as previously conducted and, subject to specified exceptions, will not take a number of actions related to certain assets or the conduct of its business without the prior written consent of Parent.

•	Taxable Consideration. The gains, if any, from the contemplated transactions would be taxable to the Company’s stockholders for federal income tax purposes.

•

Effect of Public Announcement. The effect of a public announcement of the Merger Agreement on the Company’s operations, stock price, customers and employees and its ability to attract and retain key management and employees.

•

Termination Fee. The Board considered that the Company would have to pay a termination fee of $5.5 million if it terminated the Merger Agreement in accordance with its terms to enter into a superior proposal.

•

Potential Conflicts of Interest. The Board was aware of the potential conflicts of interest between the Company, on the one hand, and certain of the Company’s executive officers and directors, on the other hand, as a result of the transactions contemplated by the Offer and Merger, as described below under “Interests of Certain Persons in the Merger.”

The Board believed that, overall, the potential benefits to the Company’s stockholders of entering into the Merger Agreement outweighed the contemplated risks and therefore would provide the maximum value to the Company’s stockholders.

The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Offer and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. Rather, the Board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by the Board. In addition, each individual member of the Board applied his own personal business judgment to the process and may have given different weight to different factors.

Forecasts. In connection with the strategic review process, management provided the Board and the Company’s financial advisors with certain non-public financial forecasts prepared by management, including, among others, forecasts of production, EBITDAX and cash flow per share. In addition, the Board reviewed certain publicly available consensus analyst estimates for the Company that were utilized by BofA Merrill Lynch Securities in connection with certain of its financial analyses. The Company generally makes public only very

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limited information as to future performance and does not as a matter of course provide specific or detailed information as to earnings or performance over an extended period. The amounts set forth below are included in this Information Statement only because this information was provided by management to the Board in connection with the proposed Merger or otherwise considered by the Board.

The forecast amounts provided were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The forecast amounts do not purport to present operations in accordance with generally accepted accounting principles (“GAAP”), and the Company’s independent auditors have not examined or compiled the forecast amounts and accordingly assume no responsibility for them. The internal forecasts are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and therefore are susceptible to interpretations and periodic revision based on actual experience and business developments.

The forecast utilized average NYMEX prices of $60.25 crude oil and $3.96 natural gas for 2009 and $74.70 crude oil and $5.31 natural gas for 2010. The forecast amounts also reflect numerous assumptions made by management, including assumptions with respect to general business, economic, market and financial conditions and the other matters described below, all of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, there can be no assurance that the assumptions made in preparing the forecast amounts will prove accurate. As a result, actual results may be materially greater or less than those set forth below. The forecast amounts do not take into account any circumstances or events occurring after the date they were prepared.

Readers of this Information Statement are cautioned not to place undue reliance on the specific portions of the forecasts and estimates set forth below. No one has made or makes any representation to any stockholder regarding the information included in the forecasts and estimates.

EXCEPT TO THE EXTENT REQUIRED BY LAW, NONE OF THE COMPANY, ITS OFFICERS OR DIRECTORS INTEND TO UPDATE OR REVISE THE FORECASTS OR ESTIMATES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THEY WERE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT SOME OR ALL OF THE ASSUMPTIONS ARE SHOWN TO BE INACCURATE OR ERRONEOUS.

A summary of the forecasts dated September 9, 2009 that management provided to the Board with respect to calendar years 2009 and 2010 is as follows:

Forecast	2009E	2010E
Estimated Production (thousands of equivalent barrels of oil per day)	6.8	6.7
Estimated EBITDAX [1]	$69.0 million	$80.0 million
Estimated Cash Flow Per Share [2]	$1.00	$1.24

(1)	Estimated EBITDAX should not be considered in isolation of or as a substitute for net income, operating income, net cash provided from operating activities or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Since Estimated EBITDAX excludes some, but not all, items that affect net cash provided from operating activities, this measure may vary among companies. “Estimated EBITDAX” as used in the Company’s management forecasts is derived from net cash provided from operating activities plus interest expense and adjusted for realized (gains)/losses on oil and gas derivative contracts.
(2)

Estimated Cash Flow Per Share should not be considered in isolation of or as a substitute for net income or loss per common share or any other measure of financial performance presented in accordance with GAAP or as a measure of a company’s profitability or liquidity. Since Estimated Cash Flow Per Share is

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determined using cash flow amounts that excludes some, but not all, items that affect net cash provided from operating activities, this measure may vary among companies. “Estimated Cash Flow Per Share” is computed by dividing the sum of the Estimated EBITDAX (as used in the Company’s management forecasts) less interest expense by the estimated weighted average number of diluted shares outstanding during the period.

In preparing the forecasts above, the Company’s management made the following material assumptions, among others:

•	the Company remains a standalone entity;

•

the forecasts took into account estimated adjustments for basis differentials between NYMEX prices and actual prices received at the well head, together with the impact of forecast receipts due to the Company’s existing hedge positions;

•	the Company would repay $20 million principal amount of its borrowing under the Company’s existing credit facility during the fourth quarter of 2009;

•	the terms of the Company’s existing credit facility and related borrowing base remain unchanged;

•	capital expenditures in the amount of $20 million will be expended in 2010 primarily for drilling new oil wells located at the Company’s Permian basin oil projects;

•	oil volumes would increase in 2010 due to the drilling of 22 wells;

•

none of the existing producing gas wells would be curtailed or shut-in, and gas volumes would increase due to the completion of Barnett Shale wells which have been drilled but not yet completed and due to wells that have been completed but that are awaiting connection to pipelines; and

•	there would be no material legislative or regulatory changes affecting the Company’s markets for oil and gas other than as it relates to prices.

A summary of the publicly available consensus analyst estimates for the Company dated September 14, 2009 for calendar years 2009 and 2010 that the Board considered and that were utilized by BofA Merrill Lynch Securities in connection with its “Selected Company Precedent Transactions Analysis” and “Selected Publicly Traded Companies Analysis” is as follows:

Consensus Estimates	2009E	2010E
Estimated Production (thousands of equivalent barrels of oil per day)	7.0	7.1
Estimated EBITDAX [1]	$69.8 million	$70.5 million
Estimated Discretionary Cash Flow [2]	$33.6 million	$45.2 million”

(1)	“Estimated EBITDAX” as used in the consensus analyst estimates is derived from earnings before interest, taxes, depreciation, depletion, amortization and exploration expense.
(2)	“Estimated Discretionary Cash Flow” is derived from net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges and other non-cash amounts, less the gain on sale of properties and marketable securities.

Opinion of BofA Merrill Lynch Securities, Financial Advisor

The Company has retained BofA Merrill Lynch Securities to act as a financial advisor to the Company in connection with the Offer and the Merger. BofA Merrill Lynch Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch

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Securities to act as a financial advisor to the Company in connection with the Offer and the Merger on the basis of BofA Merrill Lynch Securities’ experience in transactions similar to the Offer and the Merger, its reputation in the investment community and its familiarity with the Company and its business.

On September 14, 2009, at a meeting of the Board held to evaluate the Offer and the Merger, BofA Merrill Lynch Securities delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated September 14, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the $3.15 per Share cash consideration to be received by holders of Common Stock (other than the Apollo Entities and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch Securities’ written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex 2 hereto and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch Securities delivered its opinion to the Board for the benefit and use of the Board in connection with and for purposes of its evaluation of the $3.15 per Share cash consideration from a financial point of view. BofA Merrill Lynch Securities’ opinion does not address any other aspect of the Offer or the Merger and does not constitute a recommendation to any stockholder as to whether any stockholder should tender shares of Common Stock in the Offer or how any stockholder should vote or act in connection with the Offer or the Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch Securities, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch Securities by the Company’s management, including certain financial forecasts relating to the Company prepared by the Company’s management (the “Company management forecasts”), and certain sensitivities thereto discussed with the Company’s management as to alternative commodity pricing that could affect the oil and gas exploration and development industry and the Company’s business;

•

reviewed certain estimates of the Company’s oil and gas reserves, including estimates of unproved reserves prepared by the Company’s management (“management reserve reports”), and estimates of proved reserves prepared by the Company’s independent engineering firms as of December 31, 2008 and March 31, 2009 (“third party reserve reports” and, together with management reserve reports, collectively “reserve reports”);

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for the Common Stock;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch Securities deemed relevant;

•

compared certain financial terms and other data of the Offer and the Merger, taken together, to financial terms and other data, to the extent publicly available, of other transactions BofA Merrill Lynch Securities deemed relevant;

•

considered the results of the Company’s financial advisors’ efforts to solicit, at the direction of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

•	reviewed an execution copy of the Merger Agreement provided to BofA Merrill Lynch Securities on September 14, 2009 (the “draft agreement”); and

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•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch Securities deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company management forecasts and management reserve reports, BofA Merrill Lynch Securities was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company’s management as to the future financial performance of the Company and the other matters covered thereby. With respect to third party reserve reports, BofA Merrill Lynch Securities assumed, with the Company’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the preparers thereof as to the oil and gas reserves of the Company reflected in such reports. BofA Merrill Lynch Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company (other than reserve reports which BofA Merrill Lynch Securities reviewed and relied upon without independent verification for purposes of its opinion), nor did BofA Merrill Lynch Securities make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch Securities is not an expert in the evaluation of oil and gas reserves and expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or gas properties of the Company (including unevaluated properties). BofA Merrill Lynch Securities did not evaluate the solvency or fair value of the Company or any of the Apollo Entities under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch Securities assumed, at the Company’s direction, that the Offer and the Merger would be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Offer and the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the Offer and the Merger. BofA Merrill Lynch Securities also assumed, at the Company’s direction, that the final executed Merger Agreement would not differ in any material respect from the draft agreement reviewed by BofA Merrill Lynch Securities.

BofA Merrill Lynch Securities expressed no view or opinion as to any terms or other aspects of the Offer or the Merger (other than the $3.15 per Share cash consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Offer or the Merger or any other agreement, arrangement or understanding entered into in connection with or related to the Offer or the Merger or otherwise. BofA Merrill Lynch Securities’ opinion was limited to the fairness, from a financial point of view, of the $3.15 per Share cash consideration to be received by holders of Common Stock (other than the Apollo Entities and their respective affiliates) and no opinion or view was expressed with respect to any consideration received in connection with the Offer and the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Offer and the Merger, or class of such persons, relative to the per Share cash consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Offer or the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Offer or the Merger. In addition, BofA Merrill Lynch Securities expressed no opinion or recommendation as to whether any stockholder should tender Shares of Common Stock in the Offer or how any stockholder should vote or act in connection with the Offer or the Merger or any related matter.

BofA Merrill Lynch Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill

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Lynch Securities as of, the date of its opinion, including, without limitation, as to commodity pricing for the oil and gas exploration and development industry, which may be subject to significant volatility and which, if different than as assumed, could have a material impact on BofA Merrill Lynch Securities’ opinion. The credit, financial and stock markets also have been experiencing unusual volatility and BofA Merrill Lynch Securities expressed no opinion or view as to any potential effects of such volatility on the Company, any of the Apollo Entities, the Offer or the Merger. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch Securities does not have any obligation to update, revise or reaffirm its opinion. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch Securities in rendering its opinion. The issuance of BofA Merrill Lynch Securities’ opinion was approved by BofA Merrill Lynch Securities’ Americas Fairness Opinion (and Valuation Letter) Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch Securities to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch Securities.

Discounted Cash Flow Analysis. BofA Merrill Lynch Securities performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company’s proved developed producing reserves, proved developed non-producing reserves, proved undeveloped reserves and unproved reserves could generate based on reserve reports. BofA Merrill Lynch Securities calculated the Company’s after-tax free cash flows by applying to the Company’s reserves five pricing scenarios reflecting oil and gas commodity pricing assumptions and sensitivities, including a flat strip pricing case (based on the average of oil and gas futures contract prices quoted on the New York Mercantile Exchange as of September 11, 2009), an escalated strip pricing case (based on the flat strip pricing case escalated at 3.0% per year starting in calendar year 2013) and three sensitivity cases generally reflecting a downside commodity price forecast (Case I), status quo commodity price forecast (Case II) and upside commodity price forecast (Case III), as compared to current strip pricing. The three sensitivity cases were based on benchmarks for projected spot sales prices of West Texas Intermediate crude oil and Henry Hub gas escalated at 3.0% per year starting in calendar year 2011. The after-tax free cash flows were discounted to present value (as of June 30, 2009) using, in the case of proved developed producing reserves, a discount rate range of 9.0% to 12.5%, in the case of proved developed non-producing reserves, a discount rate range of 12.5% to 15.0%, in the case of proved undeveloped reserves, a discount rate range of 17.5% to 22.5% and, in the case of unproved reserves, a discount rate range of 30.0% to 40.0%. The after-tax free cash flows were then adjusted for certain other assets and liabilities, net working capital and long-term debt of the Company, in each case as of June 30, 2009 based on certain financial data provided by Company management and public filings. This analysis indicated implied per share equity value reference ranges for the Company (ranges that were negative were considered not meaningful, or “NM”) of $0.27 to $2.13 based on the flat strip pricing case, $1.04 to $3.41 based on the escalated strip pricing case, NM to $0.03 based on Case I, $0.31 to $2.37 based on Case II and $2.28 to $5.01 based on Case III, as compared to the $3.15 per Share cash consideration.

Selected Precedent Transactions Analyses. Selected Property Precedent Transactions Analysis. BofA Merrill Lynch Securities reviewed, to the extent publicly available, financial and operating information relating to 103 oil and gas property transactions announced between January 2006 and September 2009 in the Permian, Barnett Shale and Gulf Coast regions, which are the regions in which the Company operates. BofA Merrill Lynch Securities reviewed the purchase prices paid for the target assets, as multiples of such assets’ estimated proved reserves (in $ per barrels of oil equivalent, or Boe) and daily production (in $ per thousands of barrels of oil equivalent, or MBoe, per day). BofA Merrill Lynch Securities then applied a range of selected multiples of such

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operating data derived from the selected transactions to corresponding data of the Company. The implied enterprise value reference ranges indicated by this analysis were adjusted for certain other assets and liabilities, net working capital and long-term debt of the Company, in each case as of June 30, 2009 based on certain financial data provided by Company management and public filings. Operating data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Estimated proved reserves and net production of the Company were based on reserve reports. This analysis indicated an implied per share equity value reference range for the Company of $1.47 to $3.66, as compared to the $3.15 per Share cash consideration.

Selected Company Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial and operating information relating to the following 11 selected transactions involving companies in the oil and gas development and production industry:

Announcement Date	Acquiror	Target
• 04/27/09	• Atlas America, Inc.	• Atlas Energy Resources, LLC

• 04/30/08	• Stone Energy Corporation	• Bois d’Arc Energy, Inc.

• 07/17/07	• Plains Exploration & Production Company	• Pogo Producing Company

• 01/07/07	• Forest Oil Corporation	• The Houston Exploration Company

• 04/21/06	• Petrohawk Energy Corporation	• KCS Energy, Inc.

• 01/23/06	• Helix Energy Solutions Group, Inc.	• Remington Oil and Gas Corporation

• 10/13/05	• Occidental Petroleum Corporation	• Vintage Petroleum, Inc.

• 09/19/05	• Norsk Hydro ASA	• Spinnaker Exploration Company

• 09/12/05	• Mariner Energy, Inc.	• Forest Oil Corporation

• 04/04/05	• Petrohawk Energy Corporation	• Mission Resources Corporation

• 01/26/05	• Cimarex Energy Co.	• Magnum Hunter Resources, Inc.

BofA Merrill Lynch Securities reviewed the purchase prices paid for the target company in the selected transactions as a multiple of the target company’s then current year and one-year forward estimated discretionary cash flow at the time of announcement of the relevant transaction. BofA Merrill Lynch Securities also reviewed enterprise values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net obligations, as multiples of the target company’s then current year and one-year forward estimated earnings before interest, taxes, depreciation, amortization and exploration expenses, referred to as EBITDAX, proved reserves (in $ per Boe) and daily production (in $ per MBoe per day) at the time of announcement of the relevant transaction. BofA Merrill Lynch Securities then applied a range of selected multiples of the target company’s then current year and one-year forward estimated discretionary cash flow of 4.0x to 5.0x and 4.0x to 4.5x, respectively, and estimated EBITDAX of 5.5x to 7.0x and 5.0x to 6.0x, respectively, derived from the selected transactions to the Company’s calendar years 2009 and 2010 estimated discretionary cash flow and EBITDAX, respectively, and also applied a selected range of the target company’s then current year-end proved reserves of $12.00 to $15.00 per Boe and daily production of $50,000 to $75,000 per Boe derived from the selected transactions to the Company’s calendar year-end 2008 proved reserves and current daily production, respectively. The implied enterprise value reference ranges indicated by this analysis were adjusted for the Company’s net working capital and long-term debt as of June 30, 2009. Financial and operating data of the selected transactions were based on publicly available information at the time of announcement of the relevant transactions. Financial and operating data of the Company were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis

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indicated an implied per share equity value reference range for the Company of $1.76 to $3.55, as compared to the $3.15 per Share cash consideration.

No assets, company, business or transaction used in these analyses is identical to the Company’s assets, the Company or the Offer and the Merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the assets, companies, business segments or transactions to which the Company’s assets, the Company and the Offer and the Merger were compared.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch Securities reviewed publicly available financial, operating and stock market information for the Company and the following 11 publicly traded companies in the oil and gas development and production industry:

•	Arena Resources, Inc.

•	Berry Petroleum Company

•	Denbury Resources Inc.

•	Concho Resources Inc.

•	Encore Acquisition Company

•	Gulfport Energy Corporation

•	Pioneer Natural Resources Company

•	St. Mary Land & Exploration Company

•	Swift Energy Company

•	Venoco, Inc.

•	Whiting Petroleum Corporation

BofA Merrill Lynch Securities reviewed, among other things, equity values, based on closing stock prices on September 11, 2009, of the selected publicly traded companies as a multiple of calendar years 2009 and 2010 estimated discretionary cash flow. BofA Merrill Lynch Securities also reviewed enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on September 11, 2009, plus net obligations, as multiples of calendar years 2009 and 2010 estimated EBITDAX, calendar year-end 2008 proved reserves (in $ per Boe) and calendar years 2009 and 2010 estimated daily production (in $ per MBoe per day). BofA Merrill Lynch Securities then applied a selected range of calendar years 2009 and 2010 estimated discretionary cash flow multiples of 4.0x to 5.0x and 3.5x to 4.0x, respectively, estimated EBITDAX multiples of 6.0x to 7.0x and 5.0x to 6.5x, respectively, and estimated daily production of $55,000 to $75,000 per Boe and $50,000 to $70,000 per Boe, respectively, and calendar year-end 2008 proved reserves of $12.50 to $15.00 per Boe derived from the selected publicly traded companies to corresponding financial and operating data of the Company.

The implied enterprise value reference ranges indicated by this analysis were adjusted for the Company’s net working capital and long-term debt as of June 30, 2009. Financial and operating data of the selected publicly traded companies and the Company were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated an implied per share equity value reference range for the Company $1.16 to $3.55, as compared to the $3.15 per Share cash consideration.

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments

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concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Miscellaneous. As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch Securities to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch Securities believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch Securities’ analyses. These analyses were prepared solely as part of BofA Merrill Lynch Securities’ analysis of the fairness, from a financial point of view, of the $3.15 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Common Stock (other than the Apollo Entities and their respective affiliates) and were provided to the Board in connection with the delivery of BofA Merrill Lynch Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch Securities’ view of the actual value of the Company.

The type and amount of consideration payable in the Offer and the Merger was determined through negotiations between the Company and Apollo Management, rather than by any financial advisor, and was approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. As described above, BofA Merrill Lynch Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the Offer and Merger and should not be viewed as determinative of the views of the Board or management with respect to the Offer and Merger or the consideration payable in the Offer and Merger.

BofA Merrill Lynch Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Apollo Entities and certain of their respective affiliates and/or portfolio companies.

BofA Merrill Lynch Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including (i) acting

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as a lender under certain credit facilities of the Company, which facilities may be amended in connection with the Offer and Merger and (ii) having acted as joint bookrunner in connection with certain note offerings of the Company.

In addition, BofA Merrill Lynch Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Apollo Management, L.P. (“Apollo LP”) and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lead arranger, bookrunner and/or lender for certain credit facilities of Apollo LP and certain of its affiliates and portfolio companies, (ii) having acted as lead and/or joint bookrunner and/or co-manager in connection with certain equity and debt offerings of certain affiliates and portfolio companies of Apollo LP, (iii) having acted as financial advisor in connection with certain acquisition transactions by Apollo LP and certain of its affiliates and portfolio companies and (iv) having provided or providing certain foreign exchange and equity derivatives products and services to Apollo LP and/or certain of its affiliates or portfolio companies.

Fee Arrangements

The Company has agreed to pay BofA Merrill Lynch Securities for its services in connection with the Offer and Merger an aggregate fee currently estimated to be approximately $2.5 million, a portion of which was paid in connection with its engagement, a portion of which was paid in connection with the delivery of its opinion and approximately $1.5 million of which is contingent upon completion of the Offer. The Company also has agreed to reimburse BofA Merrill Lynch Securities for its expenses incurred in connection with BofA Merrill Lynch Securities’ engagement and to indemnify BofA Merrill Lynch Securities, any controlling person of BofA Merrill Lynch Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

Under the Company’s engagement letter with Jefferies dated as of June 23, 2006, Jefferies became entitled to: (i) a technical services fee based on the actual hours spent by Jefferies on matters covered in the engagement letter, with such amount creditable against a transaction fee and (ii) a transaction fee of approximately $1.6 million in connection with the Offer and the Merger if consummated. If, following or in connection with any termination, abandonment or failure of the Offer and merger, the Company is entitled to receive a termination or similar fee, Jefferies is entitled to receive 10% of such termination payment. The Company also agreed to reimburse Jefferies for its reasonable out-of-pocket expenses, including attorneys’ fees and any independent experts retained by Jefferies and to indemnify Jefferies against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Jefferies, which are customary in transactions of this nature, were negotiated at arm’s length between the Company and Jefferies.

Under the Company’s engagement letter with Sunrise dated June 2, 2009, Sunrise became entitled to: (i) a retainer fee in the amount of $250,000 (if the transaction fee payable to Sunrise exceeds $1.5 million, then the retainer fee shall be creditable against the amount of the transaction fee exceeding $1.5 million at the rate of 50% of the first $500,000 of such excess) and (ii) a transaction fee of approximately $.6 million in connection with the Offer and the Merger if consummated. The Company also agreed to reimburse Sunrise for its reasonable out-of-pocket expenses, including attorneys’ fees and any independent experts retained by Sunrise with the prior approval of the Company and to indemnify Sunrise against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Sunrise, which are customary in transactions of this nature, were negotiated at arm’s length between the Company and Sunrise.

Under the Company’s engagement letter with Stonington dated November 20, 2008, Stonington became entitled to: (i) a fee in the amount of $100,000 payable upon execution of the agreement, (ii) a quarterly retainer fee of $50,000 for the period January 1, 2009 through December 31, 2011, which quarterly fee shall terminate upon a sale or merger of the Company, and (iii) if the Offer is consummated, a transaction fee of approximately $1,000,000. The Company also agreed to reimburse Stonington for its reasonable out-of-pocket expenses, and

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has agreed to indemnify Stonington against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Stonington, which are customary in transactions of this nature, were negotiated at arm’s length between the Company and Stonington.

On September 14, 2009, the Company engaged Longnecker and Associates, an independent compensation consultant, to determine whether the management arrangements of the Executive Officers as set forth in the term sheets were consistent with the market. Under the Company’s engagement letter with Longnecker and Associates, Longnecker and Associates became entitled to a flat fee of $10,000. The Company also agreed to reimburse Longnecker and Associates for its travel expenses, administrative costs and other similar expenses.

Neither the Company nor any person acting on its behalf currently intends to employ, retain or compensate any other person to make solicitations or recommendations to security holders on its behalf concerning the Offer and the other transactions contemplated by the Merger Agreement, except that such solicitations or recommendations may be made by directors, officers or employees of the Company for which services no additional compensation will be paid.

Purpose of the Merger

The purpose of the Merger is to enable Parent, through Merger Subsidiary, to acquire the remaining equity interest in the Company not currently owned by Merger Subsidiary. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Merger is the second and final step in the acquisition of the Company by Parent. The Offer and the subsequent offering period were the first step which resulted in Merger Subsidiary owning approximately 87.38% of the outstanding Shares.

The acquisition of the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders of the Company to Parent. The purchase of Shares pursuant to the Offer and the subsequent offering period increased the likelihood that the Merger will be consummated.

Certain Effects of the Offer and the Merger

As a result of the Merger, Parent will own directly the entire equity interest in the Company. Therefore, following the Merger, present holders of Shares will no longer have an equity interest in the Company and will no longer share in future earnings and potential growth of the Company, if any. Instead, each holder of Shares immediately prior to the Effective Time (other than the Company, Merger Subsidiary or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement.

Upon completion of the Merger, the Shares will no longer be listed on the NASDAQ and will be deregistered under the Exchange Act.

Plans for the Company

Upon the consummation of the Merger, the separate existence of Merger Subsidiary will cease and the Company will continue its existence as the Surviving Corporation. The Surviving Corporation will possess all the rights, privileges, immunities, powers, liabilities and duties of the Company. It is expected that, initially following the Merger, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company after the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing exploitation of the Company’s potential.

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Except as indicated in this Information Statement, Parent does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

Agreements among Parent, Merger Subsidiary and the Company

Confidentiality Agreement. On June 30, 2009, Apollo Management and the Company entered into a Confidentiality Agreement pursuant to which the Company agreed to supply certain information to Apollo Management and Apollo Management agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with the Company.

The term “Evaluation Material” is defined in the Confidentiality Agreement to mean all information, data and analysis furnished by the Company or its representatives to Apollo Management or its representatives relating to a possible transaction with the Company, and any analyses, compilations, studies, documents or other material prepared by Apollo Management or its representatives containing or based in whole or in part upon such information, data or analysis, but excludes any information which (i) is already in the possession of Apollo Management or its representatives or becomes subsequently available to Apollo Management or its representatives on a non-confidential basis from a source not known or reasonably suspected by Apollo Management or its representatives to be bound by a confidentiality agreement or secrecy obligation to the Company, (ii) is or becomes generally available to and known by the public other than as a result of a breach of the Confidentiality Agreement by Apollo Management or its representatives or (iii) has already been or is hereafter independently acquired or developed by the party without violating the Confidentiality Agreement or secrecy obligation to the Company.

Apollo Management agreed that for a period of one year, Apollo Management will not offer employment or employ any current or former employee of the Company or its affiliates. However, Apollo Management is not prevented from hiring any of the Company’s employees who respond to any general solicitations for employment in a trade magazine or newspaper of general circulation.

Apollo Management has also agreed that for a period of one year, it shall not, without the prior written consent of the Company, directly or indirectly, alone or in concert with others, (a) acquire, offer to acquire or agree to acquire, by purchase, or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of (i) more than 5% of any class of voting securities issued by the Company or any material assets of the Company or any securities or material assets of any subsidiary of the Company, or (ii) any debt instruments issued by the Company, including, without limitation, the Notes, or promissory notes made and issued by the Company to its commercial bank lenders, (b) propose to enter into any merger or business combination involving the Company or any of its subsidiaries, (c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) with respect to the securities of the Company, or advise or seek to influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities of the Company or any of its subsidiaries, (d) seek or propose to influence or control (whether through a “group,” as such term is used in Rule 13d-5 of the Exchange Act or otherwise) the management, board of directors, policies or affairs of the Company or any of its subsidiaries, (e) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (f) encourage any third party to do any of the foregoing.

10 1/4% Senior Notes Due 2014 Change of Control Offer. The Company currently has $150,000,000 of outstanding Notes pursuant to the Indenture. Upon the consummation of the Offer, a “Change of Control” as defined under the Indenture has occurred, and the holders may require the Company to repurchase all or a portion of the outstanding notes for cash. The repurchase price will equal 101% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest, to the repurchase date. Pursuant to the terms of the Merger

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Agreement, the Company, or an affiliate of Parent, shall mail, or cause to be mailed, notice to each holder of the Company’s Notes in accordance with the terms of the Indenture describing the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and that the consummation of the Offer constitutes a “Change of Control” under the Indenture. Pursuant to the Merger Agreement, Parent shall cause the Company or such affiliate of Parent to have sufficient funds to repurchase any and all Notes that are tendered pursuant to the repurchase offer to allow the Notes to be paid for promptly after the expiration of the offer. The Merger Agreement also provides that for any funds provided to the Company in connection with the repurchase of the Notes, Parent shall receive and the Company shall issue and exchange therefor, equity at a price per Share equal to the Offer Price.

Equity Commitment Letter. On September 15, 2009, simultaneously with the execution of the Merger Agreement, Apollo Management, in its capacity as manager of the Apollo Equity Funds, and the Apollo Equity Funds executed and delivered a commitment letter (the “Equity Commitment Letter”) to Parent, which expressly provides for the Company to be a third party beneficiary thereto, obligating the Apollo Equity Funds to provide funds to Parent sufficient to permit Parent and Merger Subsidiary to pay the consideration in the Offer and the Merger, to pay (or cause the Company to pay) the “Change of Control” repurchase obligations of the Company with respect to the Notes and to pay certain other monetary obligations that may be owed by Parent or Merger Subsidiary pursuant to the Merger Agreement.

Parent Guarantee. Under the terms of the Merger Agreement, Parent has provided the Company with a limited guarantee in favor of the Company guaranteeing the payment and performance owed by Merger Subsidiary pursuant to the Merger Agreement.

Rights Agreement Amendment. In connection with the Merger Agreement, the Company and Computershare Trust Company, N.A, successor-in-interest to Computershare Trust Company, Inc., entered into the First Amendment to Rights Agreement, dated as of September 14, 2009 (the “Amendment”). The Company authorized entry into the Amendment to render the Rights Agreement inapplicable to (i) the approval, execution and/or delivery of the Merger Agreement, (ii) the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer) and (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement.

Representation on Board. The Merger Agreement provides that, subject to applicable law and to the extent permitted by the NASDAQ, promptly upon the Acceptance Date, Parent shall be entitled to designate, to serve on the Board, such number of directors as will give Merger Subsidiary representation equal to at least that number of directors (rounded up to the next whole number) determined by multiplying (i) the total number of directors on the Board (giving effect to the directors elected or appointed pursuant to the right of Parent described in this paragraph) by (ii) the percentage that (A) the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment pursuant to the Offer) bears to (B) the number of Shares then outstanding. The Company has agreed to promptly increase the size of the Board or use its reasonable best efforts to secure the resignations of incumbent directors as is necessary to provide Parent with such level of representation. The date on which the majority of the Company’s directors are designees of Parent that have been effectively appointed to the Board in accordance with the Merger Agreement is referred to as the “Board Appointment Date.” At such time, the Company will also use its reasonable best efforts to cause the Parent’s designees to the Board to constitute the same percentage as is on the entire Board to be on (i) each committee of the Board and (ii) each board of directors and each committee thereof of each subsidiary of the Company identified by Parent, in each case only to the extent permitted by applicable law and the rules of NASDAQ. The Board Appointment Date was October 23, 2009. For more information on Parent’s Board designees, see “Principal Shareholders and Share Ownership of Management.”

The Merger Agreement provides that from the Board Appointment Date and until the Effective Time, the Company shall use its reasonable best efforts to cause the Board to have at least two directors, who (a) were directors on the date of the Merger Agreement, (b) are considered to be independent directors within the meaning

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of the NASDAQ listing requirements and applicable laws and (c) are not affiliates, stockholders or employees of Parent or any of its subsidiaries (the “Independent Directors”) and at least such number of directors (including the Independent Directors) as may be required by NASDAQ listing requirements or applicable laws, who are considered to be independent directors within the meaning of such rules and laws. If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director if there is only one remaining) shall be entitled to designate any other person who shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for all purposes of the Merger Agreement; provided, that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) business days, and further provided, that if no such Independent Directors are appointed in such time period, Parent shall designate such Independent Director(s). If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two persons to fill such vacancies and those persons shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and may not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on September 15, 2009, shall be subject to the approval of Parent, not to be unreasonably withheld, delayed or conditioned.

Additionally, the Merger Agreement provides that following the Board Appointment Date and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize): (i) any termination of the Merger Agreement by the Company, (ii) any amendment to the Merger Agreement if action of the Board is required for such amendment, (iii) any extension of time for the performance of any of the obligations or other actions required under the Merger Agreement by Parent or Merger Subsidiary, (iv) any enforcement or waiver of compliance with any of the agreements or conditions in the Merger Agreement for the benefit of the Company, (v) any action to seek to enforce any obligations of Parent or Merger Subsidiary under the Merger Agreement or (vi) any other action by the Board under or in connection with the Merger Agreement.

Company Executive Officer Relationships with Parent. On September 15, 2009, Parent agreed with Larry C. Oldham, Donald E. Tiffin, Steven D. Foster, John S. Rutherford and Eric A. Bayley (together, the “Executive Officers”) on the terms (the “Terms”) on which the Executive Officers will be employed by Parent following the consummation of the Merger. Definitive agreements incorporating the Terms have not yet been executed, and Parent’s obligations to consummate the Offer and the Merger are not conditioned upon the execution thereof. The definitive agreements will not become effective until the Merger is consummated.

The Terms provide that each of the Executive Officers and Parent will negotiate a definitive employment agreement with an initial term of five years. The term of each of these employment agreements will be five years and the annual base salary for each Executive Officer will be substantially similar to that which such Executive Officer is currently entitled, subject to increase (but not decrease) periodically by Parent’s board of directors. Each Executive Officer shall also be eligible to receive an annual bonus under a bonus plan to be adopted by Parent, which will be similar to the Company’s current bonus plan and contingent upon Parent achieving qualitative and quantitative performance goals established by Parent’s board of directors. Additionally, upon commencing employment with Parent, each Executive Officer will receive (i) a signing bonus equal to his annual base salary and (ii) a grant of certain additional equity interests in such affiliate that will vest in equal annual installments over the five-year period following the consummation of the Merger, contingent upon such Executive Officer’s continued employment with Parent during such period. Each of the Executive Officers is required to invest 65% of his signing bonus in equity interests in such affiliate of Parent. Mr. Oldham has agreed to invest 65% of the consideration he receives in connection with the Offer for in-the-money Options (as defined below) in equity interests in such affiliate of Parent. Each of the other Executive Officers may choose to invest up to 65% of the consideration he receives in connection with the Offer for in-the-money Options in non-voting net profits interests in such affiliate of Parent.

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The employment agreements will also contain provisions under which each Executive Officer will be entitled to certain compensation and benefits if, during the term of his employment agreement, his employment with Parent is terminated (i) by Parent other than for “Cause” or (ii) by such executive for “Good Reason.” Each Executive Officer will also be eligible to participate in Parent’s employee benefit plans available generally to all of Parent’s employees. In addition, each Executive Officer will be subject to certain non-compete restrictions during the term of his employment with Parent and for a twelve-month period commencing on the date of his termination for any reason, unless such Executive Officer’s employment is terminated by Parent at the end of its term.

Employee Benefit Arrangements. The Merger Agreement provides that from the Acceptance Date through the Effective Time, Parent shall permit the Company to continue the employment, compensation and benefits of its employees on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of the Merger Agreement. From and after the Effective Time, Parent, the Surviving Corporation or a subsidiary thereof shall permit all employees to participate in the benefit plans, programs and arrangements of Parent, the Surviving Corporation or its subsidiaries to the same extent as similarly situated employees of Parent or its subsidiaries, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or applicable laws. The Merger Agreement does not preclude Parent from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate any employee benefit plan established, maintained or contributed to by Parent.

For the purposes of all employee benefit plans, programs and arrangements maintained by Parent, or any of its subsidiaries or affiliates in which persons who are employees of the Company immediately prior to the Effective Time and who continue employment with the Surviving Corporation (the “Continuing Employees”) will be eligible to participate, the Continuing Employees shall be given credit for all service with the Company or a subsidiary; provided that this credit will not be used to determine benefit accruals except with respect to severance and vacation benefits.

The Parent shall, or shall cause the Surviving Corporation, to use all reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate after the Effective Time; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any Company Subsidiary prior to the Effective Time.

The foregoing summary concerning employee benefit matters does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

Interests of Certain Persons in the Merger

Treatment of Restricted Stock Awards; Cash Payable for Outstanding Shares Pursuant to the Offer. The Merger Agreement provides that each award of restricted Common Stock granted by the Company (the “Restricted Stock Awards”), including awards with respect to which the restrictions have not lapsed that is outstanding as of the Acceptance Date will have its forfeiture provisions lapse immediately prior to the Acceptance Date and the shares of Common Stock, as applicable, underlying such Restricted Stock Award will be treated in the same manner as the other outstanding shares of Common Stock validly tendered and not withdrawn in the Offer. Therefore, if the Company’s directors and executive officers who hold Restricted Stock Awards tender their Shares, including Shares underlying their Restricted Stock Awards that will no longer be subject to forfeiture provisions, they will receive the same cash consideration with respect to such Shares on the same terms and conditions as the other stockholders of the Company.

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As of October 23, 2009, the Company’s directors and executive officers have tendered 1,069,341 Shares beneficially owned by them, which excludes 5,000 Shares underlying a Restricted Stock Award granted to one director that is no longer subject to forfeiture provisions and which the director intends to tender in the subsequent offering period. Excluding the 5,000 Shares remaining to be tendered, the directors and executive officers are entitled to receive an aggregate of $3,368,724.15 in cash from Merger Subsidiary.

The following table sets forth the total cash consideration that each director and executive officer is entitled to receive for his Shares upon tendering all of his Shares (including Shares underlying Restricted Stock Awards but excluding Shares issuable upon the exercise of Options) pursuant to the Offer and those Shares were accepted and purchased by Merger Subsidiary.

Director/Executive Officer	Number of Shares Tendered Including Shares Underlying Restricted Stock Awards	Aggregate Offer Price Payable for Shares
Larry C. Oldham	608,590	$1,917,058.50

Donald E. Tiffin	67,400	$212,310

Eric A. Bayley	103,690	$326,623.50

Steven D. Foster	11,000	$34,650

John S. Rutherford	0	$0

Edward A. Nash	45,936	$144,698.40

Martin B. Oring	141,095	$444,449.25

Ray M. Poage	45,849	$144,424.35

Jeffrey G. Shrader	50,781	$159,960.15

Treatment of Options. In accordance with the Merger Agreement, each Option (other than the Options discussed in the immediately following paragraph (the “Excepted Options”)) that is not fully exercisable and that is outstanding immediately prior to the Acceptance Date, automatically became fully vested and exercisable immediately prior to the Acceptance Date. On the Acceptance Date, each outstanding Option (other than the Excepted Options) was canceled and converted into the right to receive an amount in cash, without interest subject to any applicable withholding taxes, equal to (a) the option consideration, which is the excess, if any, of the Offer Price over the per share exercise price of the Option immediately prior to the Acceptance Date, multiplied by (b) the aggregate number of Shares into which the Option was exercisable immediately prior to the Acceptance Date. If the exercise price of any Option (other than the Excepted Options) was equal to or greater than $3.15, it was canceled without any cash payment being made to the holder of the Option. The payment was reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts were treated for purposes of the Merger Agreement as having been paid to the holder of the Option.

With respect to the Excepted Options, each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the Acceptance Date, will automatically become fully vested and exercisable immediately prior to the Acceptance Date. Prior to the Acceptance Date, each holder of an Excepted Option with an exercise price that was less than the Offer Price entered into an Option Waiver, Cash-out and Release Agreement, pursuant to which each such Excepted Option was canceled on the Acceptance Date and converted into the right to receive an amount in cash, without interest, equal to (a) the option consideration, which is the

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excess, if any, of the Offer Price over the per share exercise price of the Option immediately prior to the Acceptance Date, multiplied by (b) the aggregate number of Shares into which the Option was exercisable immediately prior to the Acceptance Date. Each holder of Excepted Options with an exercise price in excess of the Offer Price entered into an Option Waiver, Cancellation and Release Agreement, pursuant to which the aggregate number of such Excepted Options was canceled on the Acceptance Date and converted into the right to receive a $10.00 cash payment, without interest. Any payments made to a holder of an Excepted Option were reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the Option.

Incentive and Retention Plan. On September 22, 2004, the Compensation Committee of the Board approved and adopted an incentive and retention plan for the Company’s officers and employees.

On September 23, 2004, the Board adopted the plan upon recommendation by the Compensation Committee. The plan provides officers and employees with incentive bonus compensation in connection with a corporate transaction or a change in control of the Company.

Generally, the plan provides for the payment of (i) a one-time performance bonus to eligible officers and employees upon the occurrence of a corporate transaction or (ii) a one-time retention payment upon a change of control of the Company. As defined in the plan, a corporate transaction includes an acquisition of the Company by way of purchase, merger, consolidation, reorganization or other business combination, whether by way of tender offer or negotiated transaction, as a result of which the Company’s outstanding securities are exchanged or converted into cash, property and/or securities not issued by the Company.

A change of control is generally defined as the acquisition of beneficial ownership of 60% or more of the voting power of the Company’s outstanding voting securities by any person or group of persons, or a change in the composition of the Board of the Company such that the individuals who, at the effective date of the plan, constitute the Board (or thereafter as approved by a majority of the Board) cease for any reason to constitute at least a majority of the Board.

On August 23, 2005, the Compensation Committee of the Board approved and adopted amendments to the incentive and retention plan and, on that same date, the Board approved the amendments upon recommendation by the Compensation Committee. Generally, the plan was amended to provide for 400,000 “additional base shares” with an associated “additional base price” of $8.62 per share. The plan was further amended on February 27, 2007 to expand the class of eligible participants to include consultants to the Company.

All members of the Company’s “executive group” are participants in the plan. For purposes of the plan, the “executive group” includes all executive officers of the Company and any other officer employee of the Company selected by the Compensation Committee in its sole discretion. In addition, the Committee may designate other non-officer employees of the Company as participants in the plan who will also be eligible to receive a performance bonus upon the occurrence of a corporate transaction or a retention payment upon the occurrence of a change of control.

In the case of a corporate transaction, the total cash obligation for performance bonuses payable under the plan is equal to the sum, if any, of (a) the Offer Price minus a base price of $3.73 per share, multiplied by 1,080,362 shares, plus (b) the Offer Price minus an “additional base price” of $8.62 per share, multiplied by 400,000 “additional base shares.” If a change of control occurs, the total amount of cash retention payments to all plan participants would be equal to the sum of (a) the per share closing price of the Company’s common stock on the day immediately preceding the change of control, minus the base price of $3.73 per share, multiplied by 1,080,362, plus (b) the per share closing price of the Company’s Common Stock on the date immediately preceding the change of control, minus an “additional base price” of $8.62 per share, multiplied by 400,000.

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Based on the Offer Price and the per share price of the Company’s common stock on the Acceptance Date, no cash performance bonuses or retention payments were paid under this plan.

Summary of Certain Payments and Benefits Relating to the Offer. The table below contains a summary of the value of certain material payments and benefits payable to the Company’s directors and executive officers described in this section under the heading “Arrangements between the Company and its Executive Officers, Directors and Affiliates.” The table includes the value of shares owned upon the directors and executive officers’ tendering all of the Shares, including all Shares underlying the Restricted Stock Awards that will no longer be subject to forfeiture provisions, the option consideration for Options and the value of potential payments under the Incentive and Retention Plan.

Name	Value of Shares Owned, including Shares Underlying Restricted Stock Awards	Option Consideration from Vested Options	Option Consideration from Unvested Options	Total Payments under Incentive Company Retention Plan	Total
Larry C. Oldham	$1,917,058.50	$0	$119,600	$0	$2,036,658.50

Donald E. Tiffin	$212,310	$0	$104,650	$0	$316,960

Eric A. Bayley	$326,623.50	$0	$41,112.50	$0	$367,736

Steven D. Foster	$34,650	$0	$59,800	$0	$94,450

John S. Rutherford	$0	$0	$41,112.50	$0	$41,112.50

Edward A. Nash	$144,698.40	$0	0	$0	$144,698.40

Martin B. Oring	$444,449.25	$0	0	$0	$444,449.25

Ray M. Poage	$144,424.35	$27,000	0	$0	$171,424.35

Jeffrey G. Shrader	$159,960.15	$0	0	$0	$159,960.15

Non-Officer Employee Severance Plan. In January 2006, the Company implemented a change of control policy applicable to its non-officer employees. Under this policy, each non-officer employee will be entitled to a one-time payment equal to one year of his or her then current base salary as of the date of a change of control within the meaning of the plan. A change of control will occur within the meaning of the plan upon the earlier of the Board Appointment Date and the date on which Merger Subsidiary holds more than 60% of the outstanding Shares. The Company paid approximately $4.2 million pursuant to this plan.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that, from and after the Board Appointment Date, Parent and the Surviving Corporation will indemnify, defend and hold harmless to the fullest extent permitted by law the present and former officers and directors of the Company and its subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Board Appointment Date. In addition, in the Merger Agreement, Merger Subsidiary and Parent have agreed that all rights to exculpation and indemnification existing in favor of the current and former directors and officers of the Company as provided in the Company’s charter or bylaws, in each case as in effect at the date of the Merger Agreement, will survive the Merger and continue in full force and effect in accordance with their terms. Parent has agreed to cause Merger Subsidiary to, and the Surviving Corporation will, maintain in effect for a period from the Board Appointment Date through the sixth anniversary of the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors’ and officers’ liability insurance. Such policies shall provide coverage no less favorable than that provided for the individuals who are covered by the Company’s existing policies. However, the Surviving Corporation shall not be required to pay a total premium during such six year period in excess of 300% of the per annum rate of the

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aggregate annual premium currently paid by the Company to maintain its existing policies (if the amount of the total premium for such insurance shall exceed such 300%, the Surviving Corporation shall be obligated to obtain a policy for the six year period with the greatest coverage available for a cost not exceeding such amount). In the event Parent shall, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume the obligation to maintain officers’ and directors’ liability insurance as described in this paragraph or cause a subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation.

Pursuant to the Merger Agreement, the indemnification and directors’ and officers’ insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified under this provision of the Merger Agreement (whether or not parties to the Merger Agreement).

Section 16 Matters. Pursuant to the Merger Agreement, the Company shall take all reasonable steps as may be required to cause the treatment of Options and any other dispositions of Company equity securities in connection with the Merger Agreement by each individual who is a director or executive officer of the Company or at the Effective Time will become a director or executive officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Certain Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the Merger to stockholders of the Company whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Merger. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of

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15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

Accounting Treatment of the Merger

The Merger will be accounted for under the “purchase” method of accounting. Representatives of BDO Seidman LLP, the Company’s principal accountants, are not expected to be present at the Special Meeting.

Regulatory and Other Approvals

Except as described above and except for the filing of the Certificate of Merger with the Delaware Secretary of State to effectuate the Merger, there are no other federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

CERTAIN INFORMATION CONCERNING THE PARTIES TO THE MERGER AGREEMENT

The Company. The Company is a Delaware corporation with its principal executive offices located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701. The telephone number of the Company is (432) 684-3727. The Company is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. The Company’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on the Company is available via the internet at www.plll.com.

Merger Subsidiary. Merger Subsidiary is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Parent. To date, Merger Subsidiary has engaged in no activities other than those incident to its formation, the Offer and the Merger. The principal executive offices of Merger Subsidiary are located at 9 West 57th Street, New York, New York 10019. The telephone number of Merger Subsidiary is (212) 515-3237.

Parent. Parent is a newly formed Delaware limited liability company and a wholly-owned subsidiary of an affiliate of Apollo Management. The principal executive offices of Parent are located at 9 West 57th Street, New York, New York 10019. The telephone number of Parent is (212) 515-3237.

Upon consummation of the Offer, Parent and Merger Subsidiary provided the Paying Agent $108,493,764.75 in cash to pay for the Shares (other than those Shares subject to guaranteed delivery) tendered in the Offer.

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THE MERGER AGREEMENT

The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Annex 1. The summary is not a complete description of the terms and conditions of the Merger Agreement and the summary is qualified in its entirety by reference to the Merger Agreement.

The Offer. The Merger Agreement provides for the making of the Offer. The obligation of Merger Subsidiary to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions.

Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares pursuant to the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Board as is equal to the product of (i) the total number of directors on the Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company has agreed, at Parent’s request promptly to increase the size of the Board, use its reasonable best efforts to secure the resignations of such number of directors or any combination of the foregoing, as is necessary to enable Parent designees to be elected or designated to the Board and, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith, to cause Parent designees to be so elected; provided, however, that until the Effective Time, the Company shall use its reasonable best efforts to cause the Board to have at least two (2) directors who (a) were directors on the date of the Merger Agreement, (b) are considered to be independent directors within the meaning of the NASDAQ listing requirements and applicable laws and (c) and are not affiliates, stockholders, or employees of Parent or any of its subsidiaries (the “Independent Directors”) and at least such number of directors (including the Independent Directors) as may be required by NASDAQ listing requirements or applicable laws, who are considered to be independent directors within the meaning of such rules and laws. If any Independent Directors cease to be directors for any reason, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other person(s) who shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill such vacancies and such person(s) shall be deemed to be Independent Director(s) for purposes of the Merger Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) business days, and further provided that if no such Independent Directors are appointed in such time period, Parent shall designate such Independent Director(s). If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies and those persons shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and may not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement.

Following the election or appointment of Parent’s designees to the Board and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Board, (iii) any extension of time for performance of any obligation or action by Parent or Merger Subsidiary and (iv) any enforcement of or any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Subsidiary thereunder or any other action by the Board under or in connection with the Merger Agreement.

The Merger. The Merger Agreement provides that at the Effective Time of the Merger, Merger Subsidiary will be merged with and into the Company with the Company being the Surviving Corporation in the Merger. Following the Merger, the separate existence of Merger Subsidiary will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

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Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by the Company, Merger Subsidiary or Parent or any of any wholly-owned subsidiary of the Company or Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their appraisal rights under Section 262 of the DGCL will be entitled to the amounts determined pursuant to such proceedings.

Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Subsidiary, including representations relating to: organization and qualification, subsidiaries; certificate of incorporation and bylaws; capitalization; corporate authorizations; board approvals; no violations; reports; no material adverse effect, conduct; certain business practices; certain obligations; authorizations, compliance; litigation; employee benefit plans; taxes; environmental matters; insurance; intellectual property; properties; reserve report; prepayments, hedging, calls; anti-takeover plan, state takeover statutes; interested party transactions; brokers; opinion of financial advisor; and proxy statement, Offer documents, Schedule TO, Schedule 14D-9.

Certain representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality,” or “Company Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, the term “Company Material Adverse Effect” means any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of the Company or its subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated thereby, provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, (ii) any change in general economic conditions that affect the industries in which the Company and its subsidiaries conduct their business, so long as such changes or conditions do not adversely effect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (iv) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally) so long as such changes or conditions do not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the oil and gas exploration and development industry, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vi) any failure by the Company to meet any published or internally prepared estimates of oil and gas reserves, earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties) (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact the Company and its subsidiaries considered collectively as a single enterprise, relative to other industry participants, (viii) any changes in GAAP or accounting standards or interpretations thereof, (ix) the Company’s failure to maintain the listing of the Shares on NASDAQ as a result of the trading price of the Shares (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (x) any change or effect resulting from

42

the announcement or pendency of the Merger Agreement, the Offer or the Merger, or (xi) the compliance by the Company of the covenants set forth in the Merger Agreement.

Pursuant to the Merger Agreement, Parent and Merger Subsidiary have made customary representations and warranties to the Company, including representations relating to: organization; authorizations of agreement; approvals, no violation; financing; disclosure documents; ownership and brokers.

Certain representations and warranties in the Merger Agreement made by Parent and Merger Subsidiary are qualified as to “materiality” and “Parent Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, the term “Parent Material Adverse Effect” means any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of Parent or its subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or on the ability of Parent to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated thereby.

Company Conduct of Business Covenants. The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated or permitted by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, after the date of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the time the designees of Parent constitute a majority of the Board:

(a)	the business of the Company and its subsidiaries will be conducted in all material respects only in the ordinary course of business consistent with past practice, and each of the Company and its subsidiaries will use its reasonable best efforts to maintain and preserve intact its business organization, insurance coverage and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects;

(b)	neither the Company nor any of its subsidiaries will take certain actions with respect to the following, subject to exceptions and thresholds:

(1)	increase salary or bonuses, announce new incentive awards, adopt compensation or benefit plans or accelerate options;

(2)	dividends, distributions or redemptions of stock;

(3)	issuances of additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

(4)	mergers, reorganizations or adoption of any plan of liquidation or dissolution;

(5)	transfer, purchase or sale of assets;

(6)	granting any lien on any of its assets;

(7)	changes or waivers of any provision of the Company’s certificate of incorporation or its bylaws;

(8)	changes in financial accounting principles;

(9)	incur indebtedness for borrowed money;

(10)	making capital expenditures;

(11)	enter into or amend any contracts with subsidiaries, agents or sales representatives;

(12)	modify any rights to intellectual property of the Company;

(13)	pay or discharge any liabilities or obligations;

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(14)	compromises, settlements or agreement to settle any pending or threatened suit or claim;

(15)	any actions which cause the representations or warranties of the Company not to be true or any of the conditions not to be satisfied;

(16)	materially restrict the businesses of Surviving Corporation;

(17)	material tax elections changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim;

(18)	fail to timely file any documents or applications for authorizations with any governmental authority;

(19)	enter into, terminate or agree to any changes to any material contracts; or

(20)	enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

The Merger Agreement does not prohibit any wholly-owned direct or indirect subsidiary of the Company from paying cash dividends or making other cash distributions to the Company or any wholly-owned direct or indirect subsidiary of the Company in the ordinary course of business consistent with the Company’s cash management procedures.

No Solicitation. Except as provided in the Merger Agreement with respect to a Superior Proposal (as defined below), from and after the date of the Merger Agreement, the Company shall not and it shall not authorize or permit its subsidiaries, officers, directors, employees, investment bankers, legal counsel, accountants, consultants, financing sources, controlling persons or other agents or representatives (collectively, the “Representatives”) to directly or indirectly (i) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal, (ii) participate in discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal, (iii) except for confidentiality agreements expressly permitted by the Merger Agreement, enter into a letter of intent, memorandum of understanding or other agreement with any person, other than Parent or its affiliates, for, contemplating or otherwise relating to an Acquisition Proposal, or (iv) waive or permit the waiver of any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company of any of its subsidiaries. The Company shall, and shall cause each of its subsidiaries and instruct its Representatives to, (i) cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its affiliates) being conducted with respect to any Acquisition Proposal on the date of the Merger Agreement, (ii) promptly request, and cause to be requested that, each Person (other than Parent or its affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries and (iii) enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”). Notwithstanding the foregoing, nothing in the Merger Agreement shall prevent the Company or the Board prior to the earlier of (x) the Acceptance Date, and (y) the date on which the stockholder vote approving the Merger is obtained, if required, from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its subsidiaries or giving access to the properties, assets or the books and records of the Company or any of its subsidiaries in response to an unsolicited, bona fide, third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (i) none of the Company, any of its subsidiaries nor any Representatives of the Company and any of its subsidiaries have breached any of the provisions set forth in the No Solicitation provision in the Merger Agreement in any respect, (ii) such person is not a party to any Standstill Agreement with the Company or any of its subsidiaries, (iii) the

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Board determines in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable laws, and (iv) the Company (A) enters into a confidentiality agreement at least as restrictive as the confidentiality agreement entered into with Parent, and provides a copy of such agreement to Parent and (B) concurrently discloses or makes available substantially the same information to Parent as it makes available to such person.

As used in the Merger Agreement, “Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by the Merger Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination directly or indirectly involving the Company or its subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company that generates 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by the Company of 15% or more of Company Common Stock or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.

As used in the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party on terms which the Board determines in good faith by a vote of a majority of the entire Board (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by the Merger Agreement, (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed; provided, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

The Merger Agreement provides that Board shall not (i) except as otherwise set forth in the Merger Agreement or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or the Merger Agreement or (ii) except as otherwise set forth in the Merger Agreement, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the earlier of (x) the Acceptance Date, and (y) the date on which the stockholder vote approving the Merger is obtained, if required, the Board determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Board may withdraw or modify its recommendation of the Offer, the Merger or the Merger Agreement in response to the Superior Proposal and terminate the Merger Agreement, but only if (A) the Board determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable laws, (B) the Board provides Parent with at least five business days’ advance written notice of its intention to make a change in recommendation and specifying the material events giving rise thereto, and (C) during such five business day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend the Merger Agreement so as to enable the Board to proceed with its recommendation of the Merger Agreement (after taking into account any agreed modifications to the terms of the Merger Agreement) and at the end of such five business day period, the Board maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).

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Notwithstanding the foregoing, (i) the Board shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, provided, however, that the Board shall first provide Parent the notice and opportunity to negotiate an amendment to the Merger Agreement in the manner provided above and (ii) the Board may withdraw, modify or amend its recommendation of the Offer, the Merger and the Merger Agreement at any time if it determines in good faith, after taking into account the advice of its legal advisors that the failure to take such action could reasonably likely result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws, subject to the Board first providing Parent notice and opportunity to negotiate an amendment to this Agreement in the manner provided above.

The Merger Agreement also provides that the Company shall notify Parent as soon as practicable (but in any event within one business day) after receipt of (i) any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such person, a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and the material details of any such Acquisition Proposal, indication or request.

Insurance and Indemnification. All present rights of directors and officers of the Company to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time in connection with such person serving as a director or officer, whether asserted or claimed at or after the Effective Time will continue after the Merger. Parent and the Surviving Corporation will maintain all exculpation, indemnification and advancement of expenses provisions of the Company that exist immediately prior to the Effective Time, and will not for a period of six years after the Merger amend, repeal, or modify these provisions in any manner that would adversely affect the rights of any individuals who were current or former directors, officers or employees of the Company at the Effective Time.

From and after the time the designees of Parent constitute a majority of the Board, Parent and the Surviving Corporation will, to the fullest extent permitted under law, indemnify and advance funds to each current and former director or officer of the Company for any action arising out of, relating to or in connection with any act or omission occurring or alleged to have occurred before or after such date in connection with such person serving as a director or officer.

For six years following the time the designees of Parent constitute a majority of the Board, Parent will maintain or substitute directors’ and officers’ liability insurance on terms no less favorable than those under the Company current policy, subject to a maximum limit on the aggregate annual premiums for such six year period equal to 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement with respect to matters arising on or before the time the designees of Parent constitute a majority of the Board.

Consents and Approvals. The Merger Agreement provides that Parent, Merger Subsidiary and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger Agreement, including furnishing all information required in connection with approvals of or filings with any other governmental authority and will promptly cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that each of the Company, Parent and Merger Subsidiary will, and will cause their respective subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority or other public or private third party required to be obtained or made by Parent, Merger Subsidiary, the

46

Company or any of their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement or the taking of any action contemplated by the Merger Agreement.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any regulatory law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transaction contemplated hereby.

The Merger Agreement also provides that the parties will use reasonable best efforts to obtain in a timely manner all other necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

Employee Stock Options and Other Employee Benefits. The Merger Agreement provides that the Company shall have taken all necessary actions so that each unexpired and unexercised stock option under the Company’s stock option plans (the “Options”), other the certain excepted Options described below, will automatically become fully vested and exercisable immediately prior to the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer, pursuant to the terms of the relevant agreement governing such Option. On the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer, each Company Option, other than certain excepted Options, shall be cancelled and shall be converted into the right to receive an amount in cash, without interest, equal to (i) the excess, if any, of $3.15 over the per Share exercise price of the applicable Option immediately prior to such date multiplied by (ii) the aggregate number of Shares into which the Option was exercisable immediately prior to such time. If the exercise price per Share of any such Option is equal to or greater than $3.15, such Option shall be cancelled without any cash payment being made in respect thereof. The payment will be reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the Option.

With respect to certain excepted Options (the “Excepted Options”), each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer, will automatically become fully vested and exercisable immediately prior to such date. Prior to such date, each holder of an Excepted Option with an exercise price that is less than the Offer Price will enter into an Option Waiver, Cash-out and Release Agreement, pursuant to which each such Excepted Option shall be canceled on the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer and converted into the right to receive an amount in cash, without interest, equal to (a) the option consideration, which is the excess, if any, of the Offer Price over the per Share exercise price of the Option immediately prior to such date, multiplied by (b) the aggregate number of Shares into which the Option was exercisable immediately prior to such date. Each holder of Excepted Options with an exercise price in excess of the Offer Price will enter into an Option Waiver, Cancellation and Release Agreement, pursuant to which the aggregate number of such Excepted Options will be canceled on the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer and converted into the right to receive a $10.00 cash payment, without interest. Any payments made to a holder of an Excepted Option will be reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the Option.

The Merger Agreement also provides that each award of restricted Common Stock granted by the Company (the “Restricted Stock Awards”), including awards with respect to which the restrictions have not lapsed that is

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outstanding as of the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer will have its forfeiture provisions lapse immediately prior to the first date on which Merger Subsidiary accepts payment for the Shares pursuant to the Offer and the Shares, as applicable, underlying such Restricted Stock Award will be treated in the same manner as the other outstanding Shares validly tendered and not withdrawn in the Offer. In the event that a holder of such Restricted Stock Award does not tender such Shares underlying such Restricted Stock Award, such shares shall be converted into the right to receive the Offer Price.

At the earlier of the date on which the designees of Parent constitute a majority of the Board and the date on which Merger Subsidiary holds more than 60% of the outstanding Shares, each employee of the Company who is not an officer or director shall have the right to receive an amount in cash, without interest, equal to the amount so designated in accordance with the terms of the Non-Officer Employee Severance Plan.

Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, Merger Subsidiary and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, any and all of which may be waived in whole or in part by Parent, Merger Subsidiary and the Company: (i) if approval of the Merger by the holders of Shares is required by applicable law, the Merger Agreement and the Merger shall have been approved by the such required shareholder vote; (ii) no provision of any applicable law or order of any governmental authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any order lifted); (iii) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; and (iv) Merger Subsidiary shall have accepted for purchase and paid for the Shares validly tendered and not withdrawn pursuant to the Offer and made all payments pursuant to the Company Options.

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	any time before the Effective Time, whether before or after stockholder approval, by mutual written consent of Parent and the Company;

(b)	by either the Company or Parent if:

(1)	prior to the consummation of the Offer, if the Offer has not been consummated on or before December 31, 2009; (provided that this right shall not be available to any party whose failure to fulfill any of its material obligations under the Merger Agreement has been the cause of the failure to consummate the Offer by such date); or

(2)	an order, decree, injunction, or law has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or injunction becomes final and non-appealable (provided that this right shall not be available to any party whose failure to use reasonable best efforts to have any such restriction lifted or whose breach of any provision results in any applicable law making the consummation of the Offer or the Merger illegal or otherwise prohibited or restrained);

(c)	by the Company if:

(1)

prior to the first payment for any Shares pursuant to the Offer, Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under the Merger Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) December 31, 2009;

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provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under the Merger Agreement;

(2)	at any time prior to the earlier of the first payment for any Shares pursuant to the Offer and the date on which the stockholder approval is obtained for the Merger, if required, (x) the Company shall have complied with and shall not have breached its non-solicitation obligations, (y) the Company has received a Superior Proposal, and (z) the Board has approved the termination of the Merger Agreement and promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; or

(3)	(A) Merger Subsidiary fails to commence the Offer within the time required or terminates or makes any change to the Offer in material violation of the terms of the Merger Agreement or (B) at any Expiration Date, Merger Subsidiary shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer and at such time as all of the conditions to the Offer are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer;

(d)	by Parent prior to the first payment for any Shares pursuant to the Offer, if:

(1)	the Company shall have breached any of its representations or warranties or if any representation or warranty of the Company shall have become untrue in either case such that certain conditions to the Offer would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach and (B) December 31, 2009; provided, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under the Merger Agreement;

(2)	the Company shall have breached any of its covenants or agreement under the Merger Agreement that remain uncured, or are incapable of being cured, such that certain conditions to the Offer would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach and (B) December 31, 2009; provided, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under the Merger Agreement; or

(3)	the Board shall have withdrawn, modified or changed in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or the Merger Agreement, or the Company shall have breached in any material respect its non-solicitation obligations.

Fees and Expenses. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability on the part of Parent, Merger Subsidiary or the Company. The Company shall not be relieved of liability for willful breach of its non-solicitation obligations under the Merger Agreement.

The Company had initially agreed to pay Parent $5.5 million (the “Termination Fee”) plus expenses, if:

•

(A) a bona fide Acquisition Proposal shall have been made known to the Company, the Board, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal, (B) following the occurrence of an event described in the preceding clause (A), the Merger Agreement is terminated by (i) the Company or Parent if the Offer is not consummated by December 31, 2009 or (ii) by Parent if the Company has breached any of its representations, warranties covenants or agreements under the Merger Agreement such that certain conditions to the Offer are incapable of being satisfied and (C) the Company consummates an Acquisition Proposal, within twelve (12) months of the date the Merger Agreement is terminated (provided that the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

•	the Merger Agreement is terminated by the Company in order to enter into a transaction that is a Superior Proposal; or

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•	the Merger Agreement is terminated by Parent because (A) the Board has made an adverse recommendation change or (B) the Company has breached in any material respect its no solicitation obligations.

Pursuant to Amendment No. 1 to the Merger Agreement, dated as of October 13, 2009 and attached hereto as Annex 1, the Termination Fee has been reduced to $4.0 million plus the payment of all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its affiliates) incurred by Parent or Merger Subsidiary on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and all other matters related to the Merger; provided, however, that in no event shall such expenses exceed $1,000,000 in the aggregate. In addition, the parties to the Merger Agreement agreed to decrease the period in which the Company is required to pay the Termination Fee to Parent if, after the termination of the Merger Agreement, the Company consummates a merger, acquisition, recapitalization or similar transaction as described in the Merger Agreement. The period has been reduced from twelve months to nine months.

Amendment. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment. Notwithstanding anything to the contrary, no provision of the Merger Agreement may be waived by the Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

Specific Performance. The Company’s sole remedy for a breach by Parent or Merger Subsidiary is to seek specific performance of the Merger Agreement or the transactions contemplated thereby. However, if a court has declined to specifically enforce the obligations of Parent and Merger Subsidiary to consummate the Merger, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If such a court has granted an award of damages for such alleged breach against Parent and/or Merger Subsidiary, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven, the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two weeks following such award, Parent and Merger Subsidiary have not consummated the Offer and the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Subsidiary consummate the Offer and the Merger.

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required by Merger Subsidiary required (i) to purchase all outstanding Shares and Restricted Stock Awards pursuant to the Offer and the Merger, (ii) to pay for the cash-out of all Company options required to be cashed out pursuant to the Merger Agreement, and (iii) to pay for the funding of the “change of control” offer required to be made by the Company for its Notes, will be approximately $283.2 million. The funding of the Offer has been, and the funding of the Merger will be, obtained through capital contributions from Parent. Parent obtained such funds from proceeds of the sale of limited liability company interests in certain equity funds managed by Apollo Management.

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PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of the Record Date, regarding beneficial ownership of shares by (a) all persons or entities known to the Company to be the beneficial owner of five percent or more of the shares; (b) each executive officer of the Company named in the beneficial ownership table set forth in the Company’s Annual Report on Form 10-K, dated February 23, 2009, relating to its fiscal year ended December 31, 2008 (as filed with the SEC); (c) each of the current directors of the Company; and (d) all of the current directors and current executive officers as a group. Except as otherwise noted, each of the persons listed has sole voting and investment power over the shares beneficially owned. According to information available to the Company as of the Record Date, all current executive officers of the Company and all directors of the Company prior to the consummation of the Offer tendered their shares pursuant to the Offer.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OWNED BENEFICIALLY AND OF RECORD 11/4/09	PERCENT OF CLASS	SHARES OWNED BENEFICIALLY AND OF RECORD 2/23/09	PERCENT OF CLASS
PLLL Acquisition Co. (1) 9 West 57th Street New York, New York 10019	36,390,826	87.38%	0	0
Andrew Africk (1) 9 West 57th Street New York, New York 10019	0	0	0	0
Robert Falk (1) 9 West 57th Street New York, New York 10019	0	0	0	0
Sam Oh (1) 9 West 57th Street New York, New York 10019	0	0	0	0
Aaron Stone (1) 9 West 57th Street New York, New York 10019	0	0	0	0
Jordan Zaken (1) 9 West 57th Street New York, New York 10019	0	0	0	0
Larry C. Oldham 1004 N. Big Spring, Ste 400 Midland, Texas 79701	0	0	651,090	1.56%
Donald E. Tiffen 1004 N. Big Spring, Ste 400 Midland, Texas 79701	0	0	87,400	*
Eric A. Bayley 1004 N. Big Spring, Ste 400 Midland, Texas 79701	0	0	160,565	*
Steven D. Foster 1004 N. Big Spring, Ste 400 Midland, Texas 79701	0	0	21, 000	*
John S. Rutherford 1004 N. Big Spring, Ste 400 Midland, Texas 79701	0	0	50,875	*
Edward A. Nash 16214 Lafone Drive Spring, Texas 77379	0	0	45,936	*

51

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OWNED BENEFICIALLY AND OF RECORD 11/04/09	PERCENT OF CLASS	SHARES OWNED BENEFICIALLY AND OF RECORD 2/23/09	PERCENT OF CLASS
Martin B. Oring (2) 10817 Grande Blvd. W. Palm Beach, Florida 33417	0	0	181,095	*
Ray M. Poage 4711 Meandering Way Colleyville, Texas 76034	0	0	153,349	*
Jeffrey G. Shrader 1801 S. Filmore, Ste 600 Amarillo, Texas 79105	0	0	90,781	*
All directors and officers as a group
(13 persons 11/04/09)	0	0
(9 persons 2/23/09)			1,442,091	2.56%

*	Less than one percent.
(1)	On October 23, 2009, Merger Subsidiary purchased 35,244,824 shares of Company Common Stock, including approximately 802,359 shares subject to guaranteed delivery, in consummation of the Offer, effecting a change in control. Merger Subsidiary is a wholly owned subsidiary of Parent. In accordance with the Merger Agreement, the Company Board was reconstituted on that day (see footnote 2). Pursuant to a subsequent offering period, Merger Subsidiary purchased an aggregate of 36,390,826 shares of Company Common Stock.

Andrew Africk is a director of the Company and Senior Partner of affiliates of Parent and Merger Subsidiary. Robert Falk is a director of the Company and Partner/Senior Advisor of affiliates of Parent and Merger Subsidiary. Sam Oh is a director of the Company, Partner of affiliates of Parent and Merger Subsidiary, Vice President and Treasurer of Parent and a director, Vice President and Treasurer of Merger Subsidiary. Aaron Stone is a director of the Company, Partner of affiliates of Parent and Purchaser, President of Parent and President and a director of Merger Subsidiary. Jordan Zaken is a director of the Company and Partner of affiliates of Parent and Merger Subsidiary. Each person disclaims beneficial ownership over any Shares which may be attributed to him as a result of his affiliation with Parent or Purchaser.

(2)	Mr. Oring was a director until his resignation on October 23, 2009 pursuant to the Merger Agreement which allowed Parent to designate five persons for election to the Company Board. Messrs. Africk, Falk, Oh, Stone and Zaken were those designees. The Company Board increased its size to nine directors to provide for the election of such designees.

Information concerning the persons designated by Merger Subsidiary and elected to the Board on October 23, 2009 is set forth below. The current business address of each person is 9 West 57th Street, New York, NY 10019.

Andrew Africk. Mr. Africk, age 43, is Senior Partner of affiliates of Apollo Global Management, LLC. Mr. Africk has been employed by affiliates of Apollo Global Management, LLC since 1992. In addition, Mr. Africk serves as a director of Hughes Communications, Inc., Hughes Telematics Inc. and SourceCorp, Inc. Mr. Africk is a United States citizen.

Robert Falk. Mr. Falk, age 71, is a Partner/Senior Advisor of affiliates of Apollo Global Management, LLC. Mr. Falk has been employed by affiliates of Apollo Global Management for over 15 years. Mr. Falk is a United States citizen.

Sam Oh. Mr. Oh, age 39, is a Partner of affiliates of Apollo Global Management, LLC; Vice President and Treasurer of PLLL Holdings, LLC and Director, Vice President and Treasurer of PLLL Acquisition Co. Mr. Oh has been employed by affiliates of Apollo Global Management, LLC since April 2008. Prior to joining, Mr. Oh was an Executive Director at Morgan Stanley and worked there from August 1999 to April 2008. Mr. Oh is a Canadian citizen.

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Aaron Stone. Mr, Stone, age 36, is a Senior Partner of affiliates of Apollo Global Management, LLC; President of PLLL Holdings, LLC and President/Director of PLLL Acquisition Co. Mr. Stone has been employed by affiliates of Apollo Global Management since 1997. In addition, Mr. Stone serves as a director of AMC Entertainment Inc., Hughes Communications Inc., Hughes Telematics, Inc., and Connections Academy, LLC. Mr. Stone is a United States citizen.

Jordan Zaken. Mr. Zaken, age 34, is a Partner of affiliates of Apollo Global Management, LLC. Mr. Zaken has been employed by affiliates of Apollo Global Management, LLC since 1999. In addition, Mr. Zaken serves as a director of Hexion Specialty Chemicals and Verso Paper Corp. Mr. Zaken is a United States citizen.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The Tender Offer Statement and Offer to Purchase, as amended, filed by Parent and Merger Subsidiary, dated September 24, 2009, in connection with the Offer and the Schedule 14D-9 filed by the Company, dated the same day, in connection with the Offer, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Holders of Shares may also obtain free copies of these documents from the Company by contacting Cynthia D. Thomason at the Company at cindyt@plll.com or (432) 684-3737, ext. 3027.

In addition, the Commission maintains a Web site that includes reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

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STOCKHOLDERS SHARING AN ADDRESS

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of this Information Statement, or a future information statement, by written request directed to Parallel Petroleum Corporation, 1004 N. Big Spring, Suite 400, Midland, Texas 79701 or by telephone at (432) 684-3727. Likewise, stockholders sharing an address who are receiving multiple copies of this Information Statement and wish to receive a single copy of future information statements may notify the Company at the address and telephone number listed above.

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ANNEX 1

AGREEMENT AND PLAN OF MERGER

Among

PLLL HOLDINGS, LLC,

PLLL ACQUISITION CO.

and

PARALLEL PETROLEUM CORPORATION

September 15, 2009

(i)

(ii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 15, 2009, by and among PLLL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), PLLL ACQUISITION CO., a Delaware corporation (“Merger Subsidiary”), and PARALLEL PETROLEUM CORPORATION, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company and the member of Parent have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Subsidiary has agreed to commence a tender offer to purchase all of the issued and outstanding shares of common stock, par value $.01 per share of the Company (the “Company Common Stock”), including the associated preferred stock purchase rights (“Rights”) issued pursuant to the Company Rights Agreement (defined below) (the shares of Company Common Stock, together with the Rights, being referred to collectively as the “Shares”), at a price equal to $3.15 per Share, subject to adjustment pursuant to Section 2.1(a) (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, the Board of Directors of the Company has, subject to the terms and conditions set forth herein, (i) approved the Offer, and (ii) approved this Agreement and is recommending that the Company’s stockholders accept the Offer, tender their respective Shares to Merger Subsidiary and approve this Agreement;

WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company, subject to the terms and conditions set forth in this Agreement, as a result of which each of the issued and outstanding Shares not owned directly or indirectly by Parent, Merger Subsidiary or the Company or constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash (the “Merger”);

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“2009 Capital Budget” means, as of the date of this Agreement, the estimated amount of $29.1 million for oil and natural gas related capital expenditures, including for the purchase of leasehold and seismic data.

“Acceptance Date” means the first date on which the Merger Subsidiary purchases any Shares pursuant to the Offer.

“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination directly or indirectly involving the Company or its Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company that generates 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its Subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by the Company of 15% or more of Company Common Stock or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 4.22.

“Agreement” shall have the meaning set forth in the opening paragraph.

“Arrangements” shall have the meaning set forth in Section 4.13(i).

“Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.

“Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, vacation, holiday, sick leave, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage policies, (b) workers’ compensation insurance and (c) directors and officers liability insurance.

“Board Appointment Date” shall have the meaning set forth in Section 2.3.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person.

“Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“Canceled Company Option” shall have the meaning set forth in Section 3.8(b).

“Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Merger” shall have the meaning set forth in Section 3.1(b).

“Certificates” shall have the meaning set forth in Section 3.7(b).

“COBRA” shall have the meaning set forth in Section 4.13(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

“Company” shall have the meaning set forth in the opening paragraph.

“Company Approvals” shall have the meaning set forth in Section 4.5.

“Company Benefit Plans” shall mean Benefit Plans with respect to the Company or any of its Subsidiaries.

“Company Common Stock” shall have the meaning set forth in the recitals.

“Company Disclosure Documents” shall have the meaning set forth in Section 4.25(a).

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, (ii) any change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (iv) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally) so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the oil and gas exploration and development industry, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vi) any failure by the Company to meet any published or internally prepared estimates of oil and gas reserves, earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties) (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact the Company and its Subsidiaries considered collectively as a single enterprise, relative to other industry participants, (viii) any changes in GAAP or accounting standards or interpretations thereof, (ix) the Company’s failure to maintain the listing of the Shares on the NASDAQ Global Market as a result of the trading price of the Shares (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (x) any change or effect resulting from the announcement or pendency of this Agreement, the Offer or the Merger, or (xi) the compliance by the Company of the covenants set forth in Article VI.

“Company Preferred Stock” shall mean the preferred stock of the Company, par value $0.10 per share.

“Company Reserve Report” shall have the meaning set forth in Section 4.19.

“Company Restricted Shares” shall mean each award of restricted Company Common Stock.

“Company Rights Agreement” shall mean the Rights Agreement, dated as of October 5, 2000, between the Company and Computershare Shareholder Services, Inc., as Rights Agent.

“Company Stock Option” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the Company’s (i) 2004 Non-Employee Director Stock Grant Plan, (ii) 2008 Long-Term Incentive Plan, (iii) 1997 Nonemployee Directors Stock Option Plan, (iv) 1998 Stock Option Plan, (v) 2001 Nonemployee Directors Stock Option Plan, (vi) 2001 Employee Stock Option Plan, (vii) 2008 Long-Term Incentive Plan and (viii) Incentive and Retention Plan, each as amended through the date hereof.

“Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2008 included in the Company’s Consolidated Financial Statements.

“Company’s Consolidated Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2007 and 2008 and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the fiscal years ended December 31, 2006, 2007 and 2008, together with the notes thereto and included in the Company Current Year’s SEC Reports.

“Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to Parent prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies (i) exceptions to the Company’s representations and warranties contained in Article IV and (ii) the other matters set forth therein.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent and the Company dated June 30, 2009.

“Continuing Employee” shall mean the individuals who were employees of the Company or a Subsidiary of the Company immediately prior to the Effective Time and who continue employment with the Company, a Subsidiary of the Company, Parent or a Subsidiary of Parent following the Effective Time.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other voting securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Covered Matters” shall have the meaning set forth in Section 9.5.

“Covered Party” shall have the meaning set forth in Section 9.5.

“Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.

“Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since December 31, 2008.

“Delaware Secretary of State” shall have the meaning set forth in Section 3.1(b).

“Derivative Transaction” shall have the meaning set forth in Section 4.20(b).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disbursing Agent” shall have the meaning set forth in Section 3.7(a).

“Dissenting Shares” shall have the meaning set forth in Section 3.9(a).

“Effective Time” shall have the meaning set forth in Section 3.1(b).

“Eligible Persons” shall have the meaning set forth in Section 3.8(c).

“End Date” shall have the meaning set forth in Section 8.1(b)(i).

“Environmental Law or Laws” shall mean any and all Laws pertaining to public health and welfare or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended (“OPA”), and any state or local Laws implementing the foregoing federal Laws.

“Equity Commitment Letter” shall have the meaning set forth in Section 6.5(b).

“Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and is currently treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Excepted Options” shall have the meaning set forth in Section 3.8(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.7(a).

“Expiration Date” shall have the meaning set forth in Section 2.1(c).

“GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time applied on a consistent basis.

“Good and Defensible Title” shall mean such title that: (i) is deducible of record from those records of the parish, county, state or other Governmental Authority within the jurisdiction of which the applicable property is located and the public records of which provide constructive notice of title to real property (the “Office of Record”) or is assignable to the Company or any of its Subsidiaries out of an interest of record (as so defined) because of the performance by the Company or any of its Subsidiaries of all operations required to earn an enforceable right to such assignment, or in the case of a beneficial or contractual interest, from the contract creating such interest, or the applicable Office of Record, or in the case of a state mandated pooling order, in the offices of the applicable Governmental Authority; (ii) except as set forth in Section 4.18(b) of the Company’s Disclosure Letter, entitles the Company or any of its Subsidiaries to receive a percentage of Hydrocarbons produced, saved, and marketed from such well or property not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property, except as stated in the Company Reserve Report; and (iii) does not obligate the Company or any of its Subsidiaries to pay costs or expenses relating to each such proved property in an amount greater than the interest set forth for that property under the caption “Working Interest” or “WI” in the Company Reserve Report without increase over the life of such property, except as shown on the Company Reserve Report.

“Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

“Hazardous Substance” shall have the meaning specified in CERCLA for “hazardous substance;” provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “hazardous substance” that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term “hazardous substance” shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, friable asbestos-containing materials, polychlorinated biphenyls, and, to the extent in excess of permitted levels, radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

“Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Indenture” shall have the meaning set forth in Section 6.19.

“Independent Directors” shall have the meaning set forth in Section 2.3(b).

“Intellectual Property” shall mean all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.

“Interim Period” shall have the meaning set forth in Section 6.1.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to either the Company or the Parent, the actual knowledge of any executive officer of such party.

“Law” shall mean all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

“Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

“Material Adverse Effect” shall mean with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of such Person or its Subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contract” shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:

(1) Any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative;

(2) any contract, agreement or understanding limiting or restricting the freedom of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;

(3) any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $500,000, in each case;

(4) any contract, agreement, understanding or instrument relating to any outstanding loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(5) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year or is expected to generate net revenues to the Company or its Subsidiaries during the current fiscal year of $1,000,000 or more;

(6) any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer, director or consultant thereof;

(7) any contract, agreement or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets having a book value or fair market value in excess of $1,000,000;

(8) contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $1,000,000;

(9) contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;

(10) contracts, agreements or understandings with former or present directors or officers;

(11) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its Subsidiaries of any material acquisition of assets or Equity Securities;

(12) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving amounts in excess of $1,000,000;

(13) except for contracts, agreements or understandings the subject matter of which are subject to any of the clauses (1) through (12) above, any contract, agreement or understanding involving payments by or to the Company or any of its Subsidiaries in excess of $1,000,000; and

(14) any other agreement which is material to the Company and its Subsidiaries taken as a whole.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.6(b).

“Merger Subsidiary” shall have the meaning set forth in the opening paragraph.

“Minimum Tender Condition” shall have the meaning set forth in Annex A.

“Notes” shall have the meaning set forth in Section 6.19.

“Offer” shall have the meaning set forth in the recitals.

“Offer Documents” shall have the meaning set forth in Section 2.1(b).

“Offer Price” shall have the meaning set forth in the recitals.

“Offering Circular” shall have the meaning set forth in Section 3.8(b).

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (ii) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Option Consideration” means the excess, if any, of the Offer Price over the per share exercise price of the applicable Company Stock Option immediately prior to the Acceptance Date.

“Option Waiver, Cancellation and Release Agreement” shall have the meaning set forth in Section 3.8(b)(i).

“Option Waiver, Cash-Out and Release Agreement” shall have the meaning set forth in Section 3.8(b)(ii).

“Optionholder” shall have the meaning set forth in Section 3.8(b).

“Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

“Parent” shall have the meaning set forth in the opening paragraph.

“Parent Approvals” shall have the meaning set forth in Section 5.3.

“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent.

“Parent Plans” shall have the meaning set forth in Section 6.16(a).

“Payee” shall have the meaning set forth in Section 8.3(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean:

(a) Liens associated with obligations reflected in the Company’s Consolidated Balance Sheet;

(b) consents to assignment and similar contractual provisions affecting such property or asset with respect to which consents are obtained from appropriate parties, or, in the case of consents of Governmental Authorities, if such consents are customarily obtained subsequent to a sale or conveyance;

(c) preferential rights to purchase and similar contractual provisions affecting such property or asset with respect to which waivers are obtained from the appropriate parties or the appropriate time period has expired without an exercise of the rights;

(d) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such property or asset in any manner whatsoever and all laws of such Governmental Authorities;

(e) easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such asset that do not materially affect or impair the ownership, use or operation of such property or asset;

(f) Liens for current Taxes or assessments not yet delinquent;

(g) Liens of operators relating to obligations not yet delinquent;

(h) any (i) undetermined or inchoate Liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such property or asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) statutory landlord’s, materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar Liens or charges relating to obligations not yet delinquent;

(i) the terms and conditions of the instruments creating such property or asset (including all oil and gas leases) and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production (in each case) that do not operate to reduce the net revenue interest (referred to herein as “NRI”) for such property or asset (if any) set forth in the Company Reserve Report or increase the working interest (referred to herein as “WI”) for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(j) defects and irregularities that do not, individually or in the aggregate, result in a Company Material Adverse Effect;

(k) contractual Liens arising under production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; joint venture and oil and gas partnership agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or other geophysical permits or agreements; agreements for the lease of office space; and other agreements (in each case) to the extent the same are ordinary and customary to the oil, gas and other mineral exploration, development, operating, processing or extraction business;

(l) all defects and irregularities affecting such property or asset that do not operate to reduce the NRI for such property or asset (if any) set forth in the Company Reserve Report or increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI, and do not otherwise interfere materially with the operation, value or use of such property or asset;

(m) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action; and

(n) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business.

“Person” shall mean (i) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (2) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall have the meaning as set forth in Section 4.25(a).

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the Stock Exchange.

“Regulatory Law” shall have the meaning set forth in Section 6.10(e).

“Release” shall have the meaning specified in CERCLA for “release;” provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “release” that is broader than that specified in either CERCLA, such broader meaning shall apply.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“Required Company Vote” shall have the meaning as set forth in Section 4.4(b).

“Rights” shall have the meaning set forth in the recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

“Schedule 14D-9” shall have the meaning as set forth in Section 2.2(b).

“Schedule TO” shall have the meaning as set forth in Section 2.1(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Severance Plan Eligible Employees” shall have the meaning set forth in Section 3.8(d).

“Shares” shall have the meaning set forth in the recitals.

“Stock Exchange” shall mean The Nasdaq Global Market.

“Stockholders Meeting” shall have the meaning set forth in Section 6.8.

“Subsequent Period” shall have the meaning set forth in Section 2.1(c).

“Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of or otherwise elect a majority of the Board of Directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement, (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed; provided, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Surviving Bylaws” shall have the meaning set forth in Section 3.3.

“Surviving Charter” shall have the meaning set forth in Section 3.2.

“Surviving Corporation” shall have the meaning set forth in Section 3.1(a).

“Tax” or “Taxes” shall mean all taxes of any kind whatsoever, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), environmental, production/severance, unclaimed property, windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Returns” shall have the meaning set forth in Section 4.14(a).

“Terminated Company Benefit Plans” shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

“Termination Date” shall have the meaning set forth in Section 6.1.

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

ARTICLE II.

THE OFFER

2.1 The Offer

(a) Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than seven (7) Business Days, after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that Parent and Merger Subsidiary may waive any of the conditions to the Offer (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, (i) no change may be made to the form of consideration to be paid, (ii) no decrease in the Offer Price or the number of Shares sought in the Offer may be made, (iii) no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made and (iv) neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 2.1(c) or 2.1(e).

(b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”). Parent and the Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities Laws. In conducting the Offer, Parent and the Merger Subsidiary shall comply in all material respects with the provisions of the Exchange Act and any other applicable Laws necessary to be complied with in connection with the Offer. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary agree to provide the Company (i) any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to these comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.

(c) The initial scheduled expiration date of the Offer shall be midnight, New York City time, on the twentieth Business Day after (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) the date of its commencement (such initial date, or if and only if the expiration time and date is extended as authorized in this Agreement, such date as so extended, the “Expiration Date”); provided, however, that Merger Subsidiary shall: (i) from time to time extend the Offer for one or more periods of up to 10 Business Days each, the length of each such period to be determined by Merger Subsidiary in its sole discretion, if at the scheduled Expiration Date any of the conditions of the Offer, including the Minimum Tender Condition and the conditions and requirements set forth on Annex A (other than conditions which by their nature are to be satisfied at the closing of the Offer), shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the Expiration Date.

(d) If fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer by the Expiration Date, then Merger Subsidiary may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Subsidiary to, provide for one or more subsequent offering periods of up to an additional twenty (20) Business Days in the aggregate (collectively, the “Subsequent Period”) pursuant to Rule 14d-11 of the Exchange Act; provided that Merger Subsidiary shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period.

(e) Notwithstanding the above, in no event shall Merger Subsidiary be required to, or shall Parent be required to cause Merger Subsidiary to, extend the Offer beyond the End Date (as defined in Section 8.1(b)(i)). In no event shall Merger Subsidiary extend the Offer beyond the End Date without the consent of the Company. The Offer may not be terminated prior to its scheduled Expiration Date (as it may be extended in accordance with this Agreement) unless this Agreement is terminated in accordance with Section 8.1.

(f) Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

2.2 Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, provided that such recommendation may be withdrawn, modified or amended only in accordance with the provisions of Section 6.3, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations of any jurisdiction that may purport to be applicable to this Agreement, (vi) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, and the acquisition of Shares pursuant to the Offer, and (vii) amended the Company Rights Agreement as set forth in Section 4.22. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.2(a), subject to the Company’s rights to withdraw, modify or amend its recommendation only in accordance with the provisions of Section 6.3. The Company hereby represents and warrants that it has been advised that each of its directors and officers of the Company and each of its Subsidiaries intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.

(b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject to the provisions of Section 6.3, the recommendation of the Company’s Board of Directors referred to in Section 2.2(a) above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the holders of Shares. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel, and Parent and Merger Subsidiary shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company agrees to provide Parent (i) copies of, and to consult with Parent and its counsel regarding any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable Law.

(c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 8.1, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

2.3 Board Representation.

(a) Subject to applicable Law and to the extent permitted by the Stock Exchange, promptly upon the Acceptance Date, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including all Shares which have been and will be accepted for payment pursuant to Article III) bears to the number of Shares outstanding, and upon the request of Parent, the Company shall promptly increase the size of the Board of Directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board of Directors of the Company in order to satisfy the Stock Exchange listing requirements) (the date on which the majority of the Company’s directors are designees of Parent that have been effectively appointed to the Board of Directors of the Company in accordance herewith, the “Board Appointment Date”). Subject to applicable Law, the Company shall use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 2.3(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 2.3(a) and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

(b) Notwithstanding the provisions of Section 2.3(a), following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and until the Effective Time, the Company shall use its reasonable best efforts to cause its Board of Directors to have at least two (2) directors, who (i) were directors on the date hereof, (ii) are considered to be independent directors within the meaning of the Stock Exchange listing requirements and applicable Laws, and (iii) are not Affiliates, equityholders or employees of Parent or any of its Subsidiaries or Affiliates (the “Independent Directors”) and at least such number of directors (including the Independent Directors) as may be required by the Stock Exchange listing requirements or applicable Laws, who are considered independent directors within the meaning of such Stock Exchange listing requirements and Laws; provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall be independent within the meaning of the Stock Exchange listing requirements and applicable Laws and shall not be an Affiliate, equityholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Independent Directors are appointed in such time period, Parent shall designate such Independent Director(s), provided further that if no Independent Director then remains, the other directors shall designate two (2) Persons who shall be independent within the meaning of the Stock Exchange listing requirements and applicable Laws and shall not be Affiliates, equityholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. In all cases, the selection of any Independent Directors who are not directors on the date hereof shall be subject to the approval of Parent, not to be unreasonably withheld, delayed or conditioned.

(c) Following the Board Appointment Date and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company pursuant to Section 8.1, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Subsidiary under this Agreement or any other action by the Company’s Board of Directors under or in connection with this Agreement.

ARTICLE III.

THE MERGER

3.1 The Merger.

(a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

(b) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate document (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c) Notwithstanding anything herein to the contrary, in the event that Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding Shares, following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the DGCL as promptly as practicable.

(d) The Merger shall have the effects specified under the DGCL. At and as of the Effective Time, the Company shall be a direct wholly owned subsidiary of Parent.

3.2 Certificate of Incorporation.

The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law.

3.3 Bylaws.

The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law.

3.4 Directors and Officers.

Subject to applicable Law, the Company shall take all requisite action so that the directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

3.5 Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3.6 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a) each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent shall be canceled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b) each issued and outstanding Share other than (i) Shares referred to in Section 3.6(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c) each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.7 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the Shares. Parent will enter into a disbursing agent agreement with the Disbursing Agent, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 3.6(b), Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.6(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”). For purposes of determining the amount to be so deposited, Merger Subsidiary shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.6(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.6(b) shall be promptly paid to Parent. Parent shall promptly replenish the Exchange Fund to the extent of any investment losses. The Exchange Fund shall not be used for any other purpose.

(b) Merger Subsidiary shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in no event later than the fifth (5th) Business Day thereafter, to each Person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.6(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

(c) If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d) Until surrendered in accordance with the provisions of this Section 3.7, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

(e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall represent the right to receive the Merger Consideration as provided in this Article III. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

(f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand by Parent. At any time more than twelve (12) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

3.8 Company Stock Options and Other Payments.

(a) Except with respect to the stock options set forth on Section 3.8(a) of the Company’s Disclosure Letter (the “Excepted Options”), the Company represents and warrants that each option to acquire Shares granted under any Company Stock Plan or any other agreement (each, a “Company Stock Option”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Acceptance Date pursuant to the terms of the applicable Company Stock Plan. On the Acceptance Date, each Company Stock Option other than the Excepted Options, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Consideration multiplied by (ii) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Acceptance Date; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Any payment made pursuant to this Section 3.8(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. The Company, or the Surviving Corporation, as the case may be, shall make the payments in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.8(a) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $200,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant option holder. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(a) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, each Company Stock Option shall be canceled and the applicable Company Stock Plans shall be terminated.

(b) With respect to the Excepted Options, each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the Acceptance Date, will automatically become fully vested and exercisable immediately prior to the Acceptance Date. Prior to the Acceptance Date, the Company shall cause each holder of an Excepted Option (i) with an exercise price that is less than the Offer Price to enter into a written agreement, substantially in the form attached hereto as Exhibit A, pursuant to which each such Excepted Option shall be canceled on the Acceptance Date and converted into the right to receive an amount in cash, without interest, equal to (A) the Option Consideration, multiplied by (B) the aggregate number of Shares into which the Excepted Option was exercisable immediately prior to the Acceptance Date (the “Option Waiver, Cash-Out and Release Agreement”); and (ii) with an exercise price in excess of the Offer

Price to enter into a written agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the aggregate number of such Excepted Options will be canceled on the Acceptance Date and converted into the right to receive a $10.00 cash payment, without interest (the “Option Waiver, Cancellation and Release Agreement”). Each Optionholder who holds an Excepted Option that has been canceled or cashed-out (a “Cancelled Company Option”) shall have no rights with respect to such Cancelled Company Option to receive any other consideration in connection with the Merger or otherwise. Any payments made to a holder of an Excepted Option will be reduced by any income or employment Tax withholding required under (x) the Code, (y) any applicable state, local or foreign Tax Laws, or (z) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of a Cancelled Company Option for all purposes under this Agreement. The Company, or the Surviving Corporation, as the case may be, shall make the payments in respect of the Cancelled Company Options as promptly as practicable following the cancellation of such Cancelled Company Options as contemplated by this Section 3.8(b) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $200,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant option holder. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(b) as such amounts are paid (such amount to be set forth in such written notice).

(c) At the earlier of (x) the Board Appointment Date or (y) the date on which Merger Subsidiary holds more than 60% of the outstanding Shares, those individuals designated by the Company in accordance with the Incentive and Retention Plan, as amended (the “Eligible Persons”) shall have the right to receive, an amount in cash, without interest, equal to the amount so designated by the Company in accordance with the terms of the Incentive and Retention Plan, as amended. Any payment made pursuant to this Section 3.8(c) to an Eligible Person shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the Eligible Person for all purposes under this Agreement. The Company shall make the payments pursuant to the Incentive and Retention Plan, as amended, as promptly as practicable following the Acceptance Date by checks payable to the Eligible Persons unless the aggregate amount payable to a particular individual exceeds $200,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant Eligible Person. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(c) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, the Incentive and Retention Plan shall be canceled and terminated.

(d) At the earlier of (x) the Board Appointment Date or (y) the date on which Merger Subsidiary holds more than 60% of the outstanding Shares, each employee of the Company who is not an officer or director shall, in accordance with the Company’s Non-Officer Employee Severance Plan, as amended (the “Severance Plan Eligible Employees”) have the right to receive, an amount in cash, without interest, equal to the amount so designated by the Company in accordance with the terms of the Non-Officer Employee Severance Plan, as amended. Any payment made pursuant to this Section 3.8(d) to a Severance Plan Eligible Employee shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the Severance Plan Eligible Employee for all purposes under this Agreement. The Company shall make the payments pursuant to the Non-Officer Employee Severance Plan, as amended, as promptly as practicable following the Acceptance Date by checks payable to the Severance Plan Eligible Employees. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(d) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, the Plan shall be canceled and terminated.

(e) Immediately prior to the Acceptance Date (i) each Company Restricted Share shall vest in full and (ii) subject to the ultimate vesting of such Company Restricted Shares, the holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) such Company Restricted Shares then held (net of any Shares withheld to satisfy employment and income tax obligations) into the Offer. To the extent any Shares that were formerly Company Restricted Shares are not so tendered, upon the Acceptance Date, they shall be converted into the right to receive the Offer Price in accordance with Section 3.6(b). Any payment made pursuant to this Section 3.8(e) to the holder of any Company Restricted Share shall be reduced by any income or employment Tax withholding required under (i) any applicable state, local or foreign Tax Laws or (ii) any other applicable Laws.

3.9 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but instead shall be canceled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights to be paid fair value of such stockholder’s Dissenting Shares as are granted pursuant to Section 262 of the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. Notwithstanding anything to the contrary contained in this Section 3.9, if the Merger is terminated, rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(b) The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

3.10 Adjustments.

If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

3.11 Withholding Rights.

Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

3.12 Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the SEC Reports (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements) or in the Company’s Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

4.1 Organization and Qualification; Subsidiaries.

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has the requisite corporate power or other entity authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Company Material Adverse Effect.

4.2 Certificate of Incorporation and Bylaws.

The Company has heretofore provided or made available to Parent or Merger Subsidiary a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company and the comparable organizational documents of each of its Subsidiaries, each as amended to the date hereof.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 60,000,000 Shares, of which as of the close of business on September 14, 2009, (A) 41,646,445 shares were issued and outstanding and (B) none were issued and held in the treasury of the Company and (ii) 10,000,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding. Since July 7, 2009, no Equity Securities of the Company have been issued by the Company, except Shares issued upon exercise of outstanding Company Stock Options.

(b) As of September 14, 2009, there were (i) outstanding Company Stock Options permitting the holders thereof to purchase 1,203,200 Shares, (ii) 2,396,876 Shares reserved in respect of the Company Stock Plans and (iii) 50,000 shares of Company Preferred Stock reserved for issuance upon exercise of the Rights pursuant to the Company Rights Agreement. Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is, and each such Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights. Except as set forth in Section 4.3(a) above, this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance. Except as set forth in this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries, except for the “Base Shares” and “Additional Base Shares” provided for in the Company’s Incentive and Retention Plan. Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries. Except as described in Section 4.3(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

(c) Except as set forth in Section 4.3(c) of the Company’s Disclosure Letter, all the issued and outstanding shares of Equity Securities of each Subsidiary of the Company, (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens.

(d) Except as set forth in Section 4.3(d) of the Company’s Disclosure Letter, there are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

(e) Except for Company Stock Options, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company on any matter.

(f) As of the Acceptance Date, there will be no Excepted Options outstanding.

4.4 Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to any required approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Required Company Vote, if required, and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b) The Board of Directors of the Company, at a meeting duly called and held on September 14, 2009, has by unanimous approval of all directors determined that this Agreement, the Offer and the Merger are advisable and in the best interest of the Company’s stockholders and resolved to recommend that the holders of Shares accept the Offer, tender their Shares and, if required by applicable Law, approve this Agreement and the Merger. If required by applicable Law, the affirmative vote of the holders of at least a majority of the issued and outstanding Shares to approve this Agreement and the Merger (the “Required Company Vote”) is the only vote of holders of Shares or other securities (equity or otherwise) of the Company necessary to consummate the Merger.

4.5 Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 4.5 of the Company’s Disclosure Letter, (c) if required by applicable Law, approval of this Agreement and the Merger by the Required Company Vote, (d) consents, Authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of Oil and Gas Interests and (e) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect (collectively, the “Company Approvals”).

4.6 No Violation.

Assuming that the Authorizations, approvals, filings and notifications described in Section 4.5 have been obtained or made, except as set forth in Section 4.6 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 4.6 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.7 Reports.

(a) Since January 1, 2007, the Company and its Subsidiaries have timely filed all Company SEC Reports required to be filed with the SEC. The Company SEC Reports filed on or prior to the date of this Agreement, giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) complied in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be and (ii) did not at the time they were filed (or if amended or supplemented, at the date of such amendment of supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company’s Consolidated Financial Statements (i) comply as to form in all material respects with the then applicable published Regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly present, in all material respects, the consolidated financial position of the

Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments).

(c) Except as set forth in Section 4.7(c) of the Company’s Disclosure Letter, the Company and its Subsidiaries have no liabilities or obligations (whether absolute, accrued or contingent) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations (i) reflected or reserved against in the Company’s Consolidated Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2008 or pursuant to any Material Contract, (iii) arising out of this Agreement, (iv) arising out of a change of control, or (v) that individually or in the aggregate would not have a Company Material Adverse Effect.

(d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) Except as would not result in a Company Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(f) Since January 1, 2007, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim seeking fines, penalties, damages or judicial or administrative redress, whether written or oral, regarding questionable accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls.

(g) Except as set forth in Section 4.7(g) of the Company’s Disclosure Letter, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Reports.

(h) Except as set forth in Section 4.7(h) of the Company’s Disclosure Letter, since January 1, 2007 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of their SEC Reports (including the financial statements or oil and gas reserve estimates included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements or oil and gas reserve estimates included therein) or registration statements are being reviewed or investigated, and to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements or oil and gas reserve estimates included therein) or registration statements of the Company or any of its Subsidiaries.

4.8 No Material Adverse Effect; Conduct.

(a) Except as disclosed in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements), since December 31, 2008, there has not been any Company Material Adverse Effect.

(b) Except as set forth in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement or in Section 4.8(b) of the Company’s Disclosure Letter, since December 31, 2008, each of the Company and its Subsidiaries has operated its business in all material respects in the ordinary course consistent with past practices.

4.9 Certain Business Practices.

To the Knowledge of the Company, since January 1, 2007, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.10 Certain Obligations.

Except for those listed in Section 4.10 of the Company’s Disclosure Letter or filed as an exhibit to or disclosed in the Company’s SEC Reports filed prior to the date hereof, as of the date hereof, there are no Material Contracts. The Company has provided or made available to Parent a true and correct copy of each Material Contract listed in Section 4.10 of the Company’s Disclosure Letter. Except as set forth in Section 4.10 of the Company’s Disclosure Letter and except as would not have a Company Material Adverse Effect, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof as of the date of this Agreement, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.

4.11 Authorizations; Compliance.

(a) Except for the failure to obtain or maintain Authorizations that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

(b) Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.12 Litigation.

There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company’s Current Year’s SEC Reports filed prior to the date hereof, that are set forth in Section 4.12 of the Company’s Disclosure Letter or that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect.

4.13 Employee Benefit Plans.

Each Company Benefit Plan is listed in Section 4.13 of the Company’s Disclosure Letter, including, with respect to Terminated Company Benefit Plans, the date of termination. True and correct copies of each of the following, to the extent applicable, have been delivered or made available to the Parent with respect to each Current Company Benefit Plan: the most recent annual or other report filed with the Employee Benefits Security Administration or any other Governmental Authority, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent actuarial report or valuation, and the most recent determination letter, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Except as set forth in the Company’s SEC Reports filed prior to the date hereof or in Section 4.13 of the Company’s Disclosure Letter:

(a) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state Law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected and as to which any unsatisfied penalties and excise Taxes are reasonably likely to exist. Each Company Benefit Plan has been administered in accordance with its terms and the requirements prescribed by statutes, rules and Regulations (including ERISA and the Code), and the Company, each Subsidiary of the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans except for such failures to administer, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. All contributions required to be made by the Company, any Subsidiary of the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year. In addition, with respect to each Company Benefit Plan intended to include a Section 401(k) of the Code arrangement, the Company and each Subsidiary of the Company and ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to Regulations issued by the United States Department of Labor. No Company Benefit Plan is subject to, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for the payment of insurance premiums to the PBGC). No Company Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code. With respect to each Company Benefit

Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports, including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company or any Subsidiary of the Company, is threatened, against the Company or any Subsidiary of the Company or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code to which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise). There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code in respect of which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise).

(c) Section 4.13(c) of the Company’s Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary of the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations promulgated thereunder) determined as of the date hereof.

(d) Except as set forth in Section 4.13(d) of the Company’s Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Offer or the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person.

(e) To the Knowledge of the Company, (i) Section 4.13(e) of the Company’s Disclosure Letter lists each Company Benefit Plan that grants any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and (ii) such Company Benefit Plan is in good faith compliance with Section 409A of the Code and any guidance issued thereunder as of the date of this Agreement except for such noncompliance that would not have a Company Material Adverse Effect.

(f) (i) Each of the Company and each Subsidiary of the Company is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices except for such noncompliance that would not have a Company Material Adverse Effect, (ii) the Company and each Subsidiary of the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, which controversies have or would result in a Company Material Adverse Effect.

(g) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries of the Company has any obligation to pay any amount or provide any benefit to any former employee or former officer, other than as required under COBRA or applicable state Law obligations (i) for which Company has established a reserve for such amount on the Company’s Consolidated Balance Sheet in accordance with GAAP and (ii) pursuant to contracts entered into after December 31, 2008 and disclosed on Section 4.13(g) of the Company’s Disclosure Letter. Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has any duty to bargain with any labor organization. There is no labor dispute, strike or group, work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any of their respective Representatives or employees has been found in the past year to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(h) Except as set forth in Section 4.13(h) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company (nor any officer of the Company or any Subsidiary) is a party to any agreement, contract, or arrangement that, individually or collectively, either alone or together with any other event (including the execution of and consummation of the transactions contemplated by this Agreement), could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(i) The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, employment agreement and other Company Benefit Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.

4.14 Taxes.

(a) Except for such matters as are set forth in Section 4.14(a) of the Company’s Disclosure Letter, (i) all material returns and reports of or with respect to any Tax (“Tax Returns”) required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed, (ii) all material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iii) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and (vi) all material Tax liabilities, to the extent not yet due and payable, have been accrued on the Company’s Consolidated Financial Statements.

(b) Except as set forth in Section 4.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

(c) To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d) Except as set forth in Section 4.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

(f) Except as set forth in Section 4.14(f) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company or such Subsidiary.

(g) Except as set forth in Section 4.14(g) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under United States Treasury Regulations by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355(a) of the Code.

(i) True and correct copies of all material Tax Returns filed by the Company or any of its Subsidiaries for any period that is considered open for assessment under applicable Tax Laws have been provided or made available to the Parent.

(j) All Tax basis in assets, net operating loss, net capital loss, tax credits and other tax attributes available to reduce the future Taxes of the Company or any of its Subsidiaries, and the appropriate classification of such tax basis in assets, net operating loss, net capital loss, tax credits and other tax attributes are fully and accurately disclosed in Section 4.14(j) of the Company’s Disclosure Letter.

(k) Neither the Company, nor any of its Subsidiaries, has any pending claims for refund of any Tax.

(l) Except as set forth in Section 4.14(l) of the Company’s Disclosure Letter, to the Knowledge of the Company, there are no pending Tax audits, assessments, or proceedings in respect of or affecting the business or assets of the Company or any of its Subsidiaries.

(m) Except as set forth in Section 4.14(m) of the Company’s Disclosure Letter, to the Knowledge of the Company, since January 1, 2005, neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.

(n) Except as set forth in Section 4.14(n) of the Company’s Disclosure Letter, to the Knowledge of the Company, since January 1, 2005, neither the Company nor any of its Subsidiaries have requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.

(o) Neither the Company, nor any of its Subsidiaries, has made any request for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.

(p) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(q) Neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6001-4(b)(1) of the Treasury Regulations.

4.15 Environmental Matters.

Except for matters that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect or as set forth in Section 4.15 of the Company’s Disclosure Letter, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed (and all renewals thereof have been timely applied for) and are valid and currently in full force and effect and (d) to the Knowledge of the Company, there has been no Release of any Hazardous Substance into the environment by the Company or its Subsidiaries.

The Company has made available to Parent all material environmental investigations, assessments, audits, analyses or other reports in its possession or control relating to real property owned or operated by the Company or its Subsidiaries.

The representations and warranties made pursuant to this Section 4.15 are the exclusive representations and warranties by the Company or any of its Subsidiaries relating to environmental matters, compliance with or liability under Environmental Law or Hazardous Substances.

4.16 Insurance.

The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to the risks insured, provide coverages and related limits and deductibles which have not been exhausted or materially reduced and which the Company believes are reasonably adequate in all material respects for its business and operations.

4.17 Intellectual Property.

The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to the Knowledge of the Company, threatened alleging that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property that, individually or in the aggregate, would give rise to a Company Material Adverse Effect.

4.18 Properties.

(a) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.18 applies), (i) the Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Liens.

(b) The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 4.18(b) of the Company’s Disclosure Letter and except where the failure to have such title would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company or its Subsidiaries have Good and Defensible Title to the Oil and Gas Interests included in the Company Reserve Report (other than Oil and Gas Interests disposed of in the ordinary course of business consistent with past practice since December 31, 2008) free and clear of any Liens other than Permitted Liens or except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.19 Reserve Report.

The Company has furnished or made available to Parent estimates of the Company’s proved oil and gas reserves attributable to the Company’s Oil and Gas Interests as of the date set forth in each report, as described in Section 4.19 of the Company’s Disclosure Letter (collectively, the “Company Reserve Report”). The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein and in any supplement thereto or update thereof, each of which has been furnished or made available to Parent, was accurate in all material respects, and to the Knowledge of the Company no material errors in such information existed at the time such information was provided. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect. Set forth in Section 4.19 of the Company’s Disclosure Letter is a list of all material Oil and Gas Interests of the Company that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement, excluding normal depletion by production.

4.20 Prepayments; Hedging; Calls.

As of the date hereof, except as set forth in Section 4.20 of the Company’s Disclosure Letter or in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement and except as would not have a Company Material Adverse Effect:

(a) neither the Company nor any of its Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;

(b) neither the Company nor any of its Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (a “Derivative Transaction”); and

(c) no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.

4.21 Anti-Takeover Plan; State Takeover Statutes.

Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the restrictions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares. To the Company’s Knowledge, and after giving effect to the actions of the Company’s Board of Directors described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement. Except for the Company Rights Agreement, neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. The Board of Directors of the Company has taken all necessary action (including any amendment thereof) under the Company Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer under this Agreement), the consummation of the Merger or any other transaction contemplated hereby will cause (i) the Rights to become exercisable under the Company Rights Agreement or to separate from the stock certificates to which they are attached, (ii) a “flip-in” (as referenced in the Company Rights Agreement) or Share Acquisition Date (as defined in the Company Rights Agreement) to occur, or (iii) Parent, Merger Subsidiary or any of their Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Agreement).

4.22 Interested Party Transactions.

Except for employment contracts filed or incorporated by reference as an exhibit to a SEC Report filed prior to the date hereof or Company Benefit Plans, Section 4.22 of the Company’s Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which any of the Company or its Subsidiaries has any existing or future liabilities between any of the Company or its Subsidiaries, on the one hand, and, on the other hand, any (a) present or former officer or director of any of the Company or its Subsidiaries or any Person that has served as such an officer or director within the past two (2) years or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries) (each an “Affiliate Transaction”). The Company has provided or made available to Parent correct and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

4.23 Brokers.

No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc., Stonington Corporation and Sunrise Securities Corp.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has provided to the Parent a complete and correct copy of all agreements between the Company and such parties relating to the transactions contemplated by this Agreement.

4.24 Opinion of Financial Advisor.

The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Subsidiary and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders. The Company will provide, solely for informational purposes, a written copy of such opinion to the Parent after receipt thereof by the Company.

4.25 Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.25(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.25(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the Acceptance Date, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

5.1 Organization.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as it is now being conducted and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. Parent owns all of the outstanding Equity Securities of Merger Subsidiary. The copy of the limited liability company agreement of Parent and the copies of the Certificate of Incorporation and Bylaws of Merger Subsidiary that have been provided or made available to the Company are complete and correct and in full force and effect.

5.2 Authorization of Agreement.

(a) Each of the Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Subsidiary and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing availability of equitable remedies.

(b) The Board of Directors of Parent has by unanimous approval of all directors present determined that this Agreement and the Merger are advisable and in the best interest of Parent’s equityholders. No vote of the holders of limited liability company interests or other securities (equity or otherwise) of the Parent is necessary to consummate the Merger.

5.3 Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, and (b) where the failure to obtain such Authorizations, or make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect (collectively, the “Parent Approvals”).

5.4 No Violation.

Assuming that the Authorizations, filings and notifications described in Section 5.3 have been obtained or made, the execution and delivery by Parent or Merger Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to Parent or Merger Subsidiary or any of their respective Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary or (iii) the organizational documents of Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

5.5 Financing.

Parent and Merger Subsidiary have as of the date hereof and will have immediately prior to the Acceptance Date and immediately prior to the consummation of the Merger binding commitments for sufficient funds to enable it to consummate the Offer and Merger on the terms contemplated by this Agreement and to repurchase the Notes in accordance with a “Change of Control” offer made pursuant to the terms of the Indenture.

5.6 Disclosure Documents.

(a) Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 5.6(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.6(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(c) None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company specifically for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.7 Ownership.

Neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

5.8 Brokers.

No broker, finder or investment banker (other than RBC Capital Markets and BNP Paribas) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

ARTICLE VI.

COVENANTS

6.1 Affirmative Covenants.

From and after the date hereof and until the earlier of the Board Appointment Date and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date” and such time period, the “Interim Period”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (1) conduct its business in all material respects in the ordinary course consistent with past practices, (2) use reasonable best efforts to maintain and preserve intact its business organization, insurance coverage and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects and (3) take no action which would materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.2.

6.2 Negative Covenants.

(a) The Company covenants and agrees that during the Interim Period, except as expressly set forth in Section 6.2 of the Company’s Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Parent (or orally by Parent’s chief executive officer, chief financial officer or general counsel and confirmed in writing within one (1) Business Day by the Company to Parent) and which shall not be unreasonably withheld, delayed or conditioned, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

(i) (A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except in the ordinary course of business consistent with past practice, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan, (D) grant any severance, retention or termination pay, (E) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (F) execute or amend (other than as required by existing Benefit Plans or employment agreements or by applicable Law) in any material respect any consulting or indemnification agreement between the Company or any of its Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material obligation to any labor organization or employee incurred or entered into by the Company or any of its Subsidiaries (other than as required by existing Benefit Plans or employment agreements or by applicable Law), or (G) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (A) through (G), (1) pursuant to and in accordance with the terms of any plan, contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policy or plans of the Company or its Subsidiaries existing at the date of this Agreement (copies of which have been furnished to Parent), and (3) as required by applicable Law;

(ii) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii) (A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (1) any such acquisition by the Company or any of its Subsidiaries directly from any Subsidiary of the Company or (2) any repurchase, forfeiture or retirement of Shares, Company Stock Options occurring pursuant to the terms as in effect on the date of this Agreement of any Equity Securities outstanding on the date hereof, or of any Benefit Plan existing on the date hereof, or

(B) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Securities in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

(iv) (A) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (1) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement, (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms thereof as in effect on the date of this Agreement of any Current Company Benefit Plans, (3) the granting of rights and the issuance of preferred stock in accordance with the Company Rights Agreement or (4) that constitute periodic issuances of Shares required by the terms as in effect on the date of this Agreement of any Current Company Benefit Plans, (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by Section 6.2(a)(i), or (C) except as expressly contemplated in Section 6.3 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries.

(v) (A) merge, consolidate or combine with any Person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any Person or dissolution or complete or partial liquidation, (B) acquire by merging or consolidating with, purchasing substantial Equity Securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of Oil and Gas Interests in the ordinary course of business consistent with past practice and the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), (C) enter into any material partnership, joint venture agreement or similar agreement, or (D) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (1) made in the ordinary course of business consistent with past practice, (2) to any Person not in excess of $500,000, (3) to any wholly owned Subsidiary or (4) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement;

(vi) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries, except for (a) sales of oil and gas in the ordinary course of business consistent with past practice, (b) pursuant to any agreements existing on the date of this Agreement and (c) Permitted Liens.

(vii) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or other organizational documents or any of the organizational documents of the Subsidiaries of the Company;

(viii) (A) change any of its methods or principles of accounting in effect at December 31, 2008, except to the extent required to comply with GAAP as advised by the Company’s independent accountants, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (D) change any of its material methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2008, (E) submit any claim for refund of any Tax, (F) request any Tax opinions or rulings, (G) authorize any Tax indemnities, (H) make any Tax election except elections which are consistent with past practices and which are required to be made in connection with Tax Returns filed for any Tax period prior to the Effective Time, (I) file with or provide to a Governmental Authority any waiver extending the statutory period for assessment or reassessment of Tax or any other waiver of restrictions on assessment or collection of any Tax; (J) enter into or amend any agreement or settlement with any Governmental Authority respecting Taxes or (K) amend or revoke any previously filed Tax Return except, in each case, as may be required by Law;

(ix) incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) borrowings and renewals, amendments, extensions or increases thereof under credit lines existing at the date of this Agreement, (B) trade payables incurred in the ordinary course of business consistent with past practice, (C) indebtedness with any wholly owned Subsidiary, (D) obligations under Derivative Transactions, and (E) other obligations not exceeding $5,000,000 in the aggregate outstanding at any one time;

(x) except for existing authorizations for expenditures and capital expenditures approved in the 2009 Capital Budget approved by the Company’s Board of Directors, make or commit to make any capital expenditures in excess of $1,500,000 in the aggregate during any fiscal quarter;

(xi) enter into or amend any agreement between the Company or any of its Subsidiaries and any agent, sales representative or similar person;

(xii) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company necessary to carry on the Company’s business in all material respects;

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $1,000,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

(xiv) take, cause to be taken or omit to take any action that is intended or could reasonably be expected to, individually or in the aggregate, result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xv) enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates (excluding the Surviving Corporation) or take any action that may impose new or additional material regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation);

(xvi) fail to use commercially reasonable efforts to maintain the Company’s current insurance policies;

(xvii) fail to file on a timely bases all applications and other documents necessary to maintain, renew or extend any material Authorizations or any other approval required by any Governmental Authority for the continuing of operation of its business;

(xviii) (A) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice, (B) enter into any Derivative Transaction or any fixed-price commodity sales agreement without prior consultation with Parent, or (C) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (i) above; or

(xix) agree in writing or otherwise to do any of the foregoing.

Except as otherwise contemplated by Section 2.3, nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.

(b) During the Interim Period and except (i) as may be otherwise required by applicable Law, or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Subsidiary shall take no action which is intended to or which would reasonably be expected to adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of Offer, the Merger or other transactions contemplated hereby.

6.3 No Solicitation.

(a) From and after the date hereof, except as specifically permitted in this Section 6.3, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal; (ii) participate in discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to the proviso set forth in clause (d)(ii)(A) of this Section 6.3, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, for, contemplating or otherwise relating to an Acquisition Proposal, or (iv) waive or permit the waiver of any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company or any of its Subsidiaries.

(b) The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, (i) cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal on the date hereof, (ii) promptly request, and cause to be requested that, each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (iii) enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”).

(c) From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within one (1) Business Day) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person, a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and the material details of any such Acquisition Proposal, indication or request.

(d) Notwithstanding the foregoing provisions of this Section 6.3, prior to the earlier of (i) the Acceptance Date and (ii) the date on which the Required Company Vote is obtained for the Merger, if required, nothing in this Agreement shall prevent the Company or its Board of Directors from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its Subsidiaries or giving access to the properties, assets or the books and records of the Company or any of its Subsidiaries in response to an unsolicited, bona fide, third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) none of the Company, any of its Subsidiaries nor any Representatives of the Company and any of its Subsidiaries have breached any of the provisions set forth in this Section 6.3 in any respect, (ii) such Person is not a party to any Standstill Agreement with the Company or any of its Subsidiaries, (iii) the Board of Directors determines in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, and (iv) the Company (A) enters into a confidentiality agreement at least as restrictive as the Confidentiality Agreement and provides a copy of such agreement to Parent and (B) concurrently discloses or makes available substantially the same information to Parent as it makes available to such Person.

(e) The Board of Directors of the Company shall not (i) except as set forth in this Section 6.3 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement or (ii) except as set forth in this Section 6.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the earlier of (x) the Acceptance Date and (y) the date on which the Required Company Vote is obtained for the Merger, if required, the Board of Directors of the Company determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may withdraw or modify its recommendation of the Offer, the Merger or the Agreement in response to the Superior Proposal and terminate this Agreement in accordance with Section 8.1(c)(ii), but only if (A) the Company’s Board of Directors determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action could reasonably likely result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, (B) the Board of Directors of the Company provides Parent with at least five (5) Business Days’ advance written notice of its intention to make a change in recommendation and specifying the material events giving rise thereto, and (C) during such five (5) Business Day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of Directors of the Company to proceed with its recommendation of this Agreement (after taking into account any agreed modifications to the terms of this Agreement) and at the end of such five (5) Business Day period, the Board of Directors of the Company maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).

(f) Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, provided, however, that the Board of Directors of the Company shall first provide Parent the notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 6.3(e)(B) and Section 6.3(e)(C) above and (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Offer, the Merger and this Agreement at any time if it determines in good faith, after taking into account the advice of its legal advisors that the failure to take such action could reasonably likely result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, subject to the Board of Directors of the Company first providing Parent notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 6.3(e)(B) and Section 6.3(e)(C) above.

6.4 Notices of Certain Events; Consultation.

(a) The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any

Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, the Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(c) The Company shall consult with Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any SEC Reports of the Company after the date of this Agreement.

6.5 Parent Guarantee.

(a) Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement and, to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c).

(b) Parent has received an equity commitment letter (the “Equity Commitment Letter”) in the form attached as Exhibit C hereto which expressly provides for the Company to be a third party beneficiary thereof. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and the other parties thereto. The Equity Commitment Letter has not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect. Subject to the terms and conditions of the Equity Commitment Letter and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Equity Commitment Letter will be sufficient to pay for all Shares pursuant to the Offer and the Merger and to repurchase all of the Notes in accordance with a “Change of Control” offer made pursuant to the terms of the Indenture and to make all other payments to be paid by Parent or Merger Subsidiary contemplated under this Agreement, including expenses incurred in connection with this Agreement.

(c) Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Subsidiary or Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.5.

6.6 Director and Officer Liability.

From and after the Board Appointment Date, Parent and, when applicable, the Surviving Corporation, shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Board Appointment Date including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld, delayed or conditioned). Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Board Appointment Date now existing in favor of the current and former officers and directors of the Company as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Section 6.6 of the Company’s Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof. From the Board Appointment Date through the sixth anniversary of the Effective Time, the Parent will cause Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend a total premium during such period in excess of 300% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement; provided that if the amount of the total premium for such insurance shall exceed such 300%, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent shall prior to the sixth anniversary of the Effective Time, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.6.

6.7 Access and Information.

(a) From the date hereof until the Effective Time, each of the Company and the Parent will, and will cause its Subsidiaries to, (i) afford to the other and its Representatives appropriate access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books, records, contracts and documents and (ii) furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party.

(b) Information obtained by the Company, Parent and their respective Subsidiaries pursuant to Section 6.7(a) shall be subject to the provisions of the Confidentiality Agreement.

6.8 Meeting of the Company’s Stockholders.

If required by applicable Law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as practicable following the Acceptance Date. At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable Law). Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 6.3, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger if a Proxy Statement is prepared and sent and shall take all other action in its judgment reasonably necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

6.9 Proxy Statement.

As soon as practicable after the Acceptance Date, unless the Merger is consummated in accordance with Section 253 of the DGCL, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to approve the Merger and this Agreement unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with Section 6.3.

6.10 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer and Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including a waiver by the lenders of the change of control and merger restrictions contained in the Fourth Amended and Restated Credit Agreement among the Company, Citibank, N.A., BNP Paribas and the lenders thereunder, dated as of May 16, 2008, as amended, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer or the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. In furtherance of the foregoing, the Company may, but in no event shall the Company or any of its Subsidiaries be required to, pay prior to the Board Appointment Date any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Offer or the Merger. No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, if required under the HSR Act, the Company and Parent shall (i) promptly, but in no event later than 5:30 p.m. Eastern Daylight Savings time on the fifth Business Day after the date of this Agreement, file any and all Notification and Report Forms required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, Authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, Authorizations or approvals, (iii) supply to any Governmental Authority as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Authority, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby.

(c) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Offer, the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions. The Company and Parent shall provide counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.10, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transaction contemplated hereby.

(e) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, Regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Offer, the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

6.11 Public Announcements.

Until the Board Appointment Date, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Stock Exchange will not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

6.12 Stock Exchange De-listing.

Parent and the Company shall use their reasonable best efforts to cause the Shares to be de-listed from the Stock Exchange and de-registered under the Exchange Act promptly following the Effective Time.

6.13 Defense of Litigation.

The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

6.14 State Takeover Statutes.

If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

6.15 Rule 14d-10(d) Matters.

Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Board, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of the Covered Securityholders pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.16 Employee Matters.

(a) From the Acceptance Date through the Effective Time, Parent shall permit the Company to continue the employment, compensation and benefits of its employees on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of this Agreement. From and after the Effective Time, Parent, the Surviving Corporation or a Subsidiary of the Surviving Corporation shall permit all employees to participate in the benefit plans, programs, and arrangements of Parent, the Surviving Corporation or its Subsidiaries (the “Parent Plans”) to the same extent as similarly situated employees of Parent or its Subsidiaries, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Laws.

(b) For all purposes under each Benefit Plan maintained by Parent, any Parent Subsidiary or any of their Affiliates in which Continuing Employees become eligible to participate upon or after the Effective Time, the Continuing Employees shall be given credit for all service with the Company or a Company Subsidiary, as applicable, to the same extent as if such services had been rendered to Parent or any of its Affiliates. Notwithstanding the foregoing, such credit shall not be used to determine benefit accruals, except with respect to severance and vacation benefits.

(c) As to the plan years then in place at the Effective Time, Parent shall, or shall cause the Surviving Corporation, to use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate after the Effective Time; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any Company Subsidiary prior to the Effective Time.

(d) Notwithstanding the foregoing, this Section 6.16 is not intended to and shall not (i) create any third party rights, (ii) amend any Company Benefit Plan, (iii) require Parent to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.

6.17 Amendment of Stock Options and Stock Awards.

As soon as practicable following the date hereof, the Company shall use its reasonable best efforts to cause each issued and outstanding option and Company Restricted Share granted under the Company Stock Plans to be amended to permit the acceleration and vesting of such options and Company Restricted Shares immediately prior to the Acceptance Date as provided in Section 3.8 hereof to the extent such options and Company Restricted Shares do not permit such treatment; provided, however, that in no event shall the Company provide any benefit or consideration to the holder of any such option or Company Restricted Shares in obtaining such amendment or take any other action prohibited in connection with the transactions contemplated by this Agreement under Rule 14d-10 promulgated under the Exchange Act.

6.18 Rule 16b-3.

Parent, Merger Subsidiary and the Company shall each take all such reasonable steps as may be required to cause the transactions contemplated by Articles II and III and any other dispositions of Equity Securities of the Company (including Company Options and Company Restricted Shares) by each individual who is a director or executive officer of the Company or at the Effective Time will become a director or executive officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19 Senior Notes Change of Control Offer.

The Company or an Affiliate of Parent shall mail, or cause to be mailed, notice to each holder of the Company’s 10 1/4% Senior Notes due 2014 (the “Notes”) in accordance with the terms of the Indenture dated as of July 31, 2007 between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”) describing the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and that the consummation of the Offer constitutes a “Change of Control” under the Indenture. Pursuant to the notice, the Company shall offer to repurchase the Notes in accordance with the terms of Section 4.12(g) the Indenture at a price of 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Parent shall cause the Company or such Affiliate of Parent to have sufficient funds to repurchase any and all Notes that are tendered pursuant to the offer to allow the Company to pay for any tendered Notes promptly (within the meaning of the rules and interpretations of the SEC) after the expiration. For any funds provided to the Company pursuant to the previous sentence, Parent shall receive and the Company shall issue and exchange therefore, equity in an amount equal to the Offer Price.

ARTICLE VII.

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(i) if approval of the Merger by the holders of Shares is required by applicable Law, this Agreement and the Merger shall have been approved by the Required Company Vote;

(ii) no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher Courts, to have any Order lifted);

(iii) all consents, Authorizations, Orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, Authorization, Order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; and

(iv) Merger Subsidiary shall have accepted for purchase and paid for the Shares validly tendered and not withdrawn pursuant to the Offer and made all payments required under Section 3.8.

7.2 Frustration of Closing Conditions.

Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, as the case may be, to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use such efforts to consummate the Merger and the other transactions contemplated hereby as required by Section 6.10.

ARTICLE VIII.

TERMINATION

8.1 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if:

(i) prior to the consummation of the Offer, if the Offer has not been consummated on or before December 31, 2009 (the “End Date”); (provided that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to consummate the Offer by such date); or

(ii) there shall be any applicable Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such Order shall have become final and nonappealable (provided that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party who has not used its reasonable best efforts to have such Order lifted and shall not be available to any party whose breach of any provision of this Agreement results in any applicable Law making the consummation of the Offer or the Merger illegal or otherwise prohibited or the imposition of any Order of a Governmental Authority of competent jurisdiction that restrains or prohibits the consummation of the Offer or the Merger).

(c) by the Company if:

(i) prior to the Acceptance Date, Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(ii) if, at any time prior to the earlier of (a) the Acceptance Date and (b) the date on which the Required Company Vote is obtained for the Merger, if required, (x) the Company has not violated Section 6.3 and has complied with Section 6.3(e), (y) the Company has received a Superior Proposal, and (z) the Board of Directors has approved the termination of this Agreement and promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; or

(iii) (A) Merger Subsidiary fails to commence the Offer within the time required by Section 2.1(a) or terminates or makes any change to the Offer in material violation of the terms of this Agreement or (B) at any Expiration Date, Merger Subsidiary shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time as all of the conditions set forth on Annex A are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer;

(d) by Parent prior to the Acceptance Date, if:

(i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph 2(b) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;

(ii) there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, such that the conditions set forth in paragraph 2(b) and 2(c) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(iii) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement, or the Company shall have breached in any material respect its obligations under Section 6.3.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

8.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, subject to the payment of fees to the extent required by Section 8.3 of this Agreement, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any equityholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof, or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, subject to Section 9.11, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of the Confidentiality Agreement and Section 8.3 and Article IX shall survive any termination hereof.

8.3 Termination Fees; Expenses.

(a) Except as otherwise provided in this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that:

(i) (A) a bona fide Acquisition Proposal shall have been made known to the Company, the Board, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i), Section 8.1(d)(i) or 8.1(d)(ii) and (C) the Company consummates an Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 8.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii).

then in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent or an Affiliate of Parent designated in writing by Parent (“Payee”) a termination fee of $5,500,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) Payment of Termination Fee. Any payment required to be made pursuant to clause (i) of Section 8.3(b) shall be made to Payee on the date an Acquisition Proposal is consummated; any payment required to be made pursuant to clause (ii) or (iii) of Section 8.3(b) shall be made to Payee concurrently with, and as a condition to the effectiveness of, the termination of this Agreement; and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(d) Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b) are not a penalty, but rather are a reasonable amount that will compensate Parent and Merger Subsidiary for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (iii) without the agreements contained in this Section 8.3, the Parties would not have entered into this

Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company shall pay to Parent, costs and expenses (including attorneys’ fees) incurred by the prevailing Party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(e) Liquidated Damages. In the event that Parent shall be entitled to receive pursuant to this Agreement the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, provided, however, that nothing in this Section 8.3(e) shall preclude Parent, Merger Subsidiary, any of their respective Affiliates or any other Person from bringing or maintaining any other claim, action or proceeding against the Company or its Affiliates for any termination in accordance with Section 8.1(d)(iii) arising out of any willful or intentional breach.

ARTICLE IX.

MISCELLANEOUS

9.1 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

(a) if to Parent or Merger Subsidiary, to:

Apollo Management VII, L.P.

9 West 57th Street, 41st Floor

New York, New York 10019

Telephone: (212) 515-3237

Facsimile: (646) 607-0539

Attention: John J. Suydam

with a required copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Attention: Mark Zvonkovic

(b) if to the Company, to:

Larry C. Oldham

Parallel Petroleum Corporation

1004 N. Big Spring, Suite 400

Midland, Texas 79701

Facsimile: (432) 684-3905

with a required copy (which shall not constitute notice) to:

Thomas W. Ortloff

Lynch, Chappell & Alsup, P.C.

300 N. Marienfeld, Suite 700

Midland, Texas 79701

Facsimile: (432) 683-2587

W. Scott Wallace

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Facsimile: (214) 651-5940

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when received at the address specified in this Section (or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

9.2 Survival of Representations and Warranties and Agreements.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

9.3 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment. Notwithstanding any provision of this Section 9.3 to the contrary, no provision of this Agreement may be waived by the Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

9.5 Governing Law, Jurisdiction, Etc.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(b) The parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such Court or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and the federal courts of the United States of America located in the State of Delaware (and of the appropriate appellate courts therefrom) in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to:

(i) the negotiation, execution and performance of this Agreement and the transactions contemplated hereby;

(ii) the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement, or

(iii) any actions of or omissions by any Covered Party (as defined below) in any way connected with, related to or giving rise to any of the foregoing matters (the foregoing clauses (i), (ii) and (iii) collectively, the “Covered Matters”), and hereby waive, and agree not to assert as a defense in any Legal Action with regard to or involving a Covered Matter, that such Legal Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably agree that all claims with respect to such Legal Action shall be heard and determined exclusively by such a Delaware state or federal court. The parties hereto, on their behalf and on behalf of their respective Affiliates, hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Legal Action in the manner provided in Section 9.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(c) In addition, by entering into this Agreement, each party hereto, on their behalf and, to the fullest extent permissible by applicable Law, on behalf of their respective equityholders, partners, members, directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that it shall not bring any Legal Action (regardless of the legal theory or claim involved or the procedural nature of any such Legal Action) with regard to any Covered Matter against any Covered Party, other than the parties hereto, provided, however, that nothing in this Section 9.5(c) shall prohibit any Legal Action against the Equity Investors (as defined in the Equity Commitment Letter) provided for in Section 9.11 and in the Equity Commitment Letter.

(d) The parties hereto acknowledge and agree that (i) the agreements contained in this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, (ii) any breach of this Section 9.5 would result in irreparable harm and that monetary damages would not a sufficient remedy for any such breach and (iii) that any breach of this Section 9.5 will be deemed a material breach of this Agreement. Accordingly, each Covered Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by a party (or any affiliate of such party) and in case of any such breach, the non-breaching party shall be excused from its performance obligations under this Agreement.

For the purposes of this Section 9.5, “Covered Party” shall mean (i) any party hereto, (ii) any such parties’ officers, directors, agents, employees, or Affiliates or (iii) any officer, director, agent, or employee of any such Person, all of whom are intended third party beneficiaries of this Section 9.5.

9.6 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This

Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.7 Entire Agreement.

This Agreement, the Company’s Disclosure Letter, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.6, which are intended for the benefit of the Company’s former and present officers and directors, and Section 9.5, which is intended for the benefit of the Covered Parties. Except as otherwise expressly provided in this Agreement (including pursuant to Sections 9.5(c) and 9.11 hereof), this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.

9.8 Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9 Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

9.10 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware). This right shall include the right of the Company to (i) cause Parent and Merger Subsidiary to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement and (ii) to fully enforce the terms of the Equity Commitment Letter against the parties thereto in accordance with the terms thereof. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If, prior to the End Date, any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware Court presiding over such Action.

(b)

(i) The Company hereby agrees that, except as provided in Section 9.11(b)(ii) below, specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Subsidiary or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 9.11(b)(ii) below, that it may not seek or accept any other form of relief that any be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(ii) If a Court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Subsidiary to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Subsidiary pursuant to this Section 9.11, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If such a Court has granted an award of damages for such alleged breach against Parent and/or Merger Subsidiary, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven, the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two (2) weeks following such award, Parent and Merger Subsidiary have not consummated the Offer and the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Subsidiary consummate the Offer and the Merger.

9.12 Limitations on Warranties.

(a) Except for the representations and warranties contained in this Agreement, the Company’s Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary. Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company’s Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLLL HOLDINGS, LLC

By:	/S/ SAM OH
Name:	Sam Oh
Title:	Vice President

PLLL ACQUISITION CO.

By:	/S/ SAM OH
Name:	Sam Oh
Title:	Vice President

PARALLEL PETROLEUM CORPORATION

By:	/S/ JEFFREY G. SHRADER
Name:	Jeffrey G. Shrader
Title:	Chairman

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the Expiration Date:

(a) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares, which, together with the number of Shares, if any, then owned beneficially by Parent, Merger Subsidiary and any Subsidiary or Affiliate of Parent or Merger Subsidiary, taken as a whole, constitutes at least a majority of the total number of then outstanding Shares (the “Minimum Tender Condition”);

(b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement, if any, shall have expired or been terminated; and

(c) the Board of Directors of the Company has appointed the directors in accordance with Section 2.3 of the Merger Agreement conditioned only upon the consummation of the Offer.

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 2.1, may terminate or amend the Offer if any of the following conditions exist:

(a) any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Authority or any statute, rule or Regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

(b) (A) the representations and warranties of the Company set forth in Section 4.3, Section 4.4(a) or Section 4.7, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time), except that the representation and warranty set forth in Section 4.3(a) shall be true and correct other than any de minimis inaccuracies and (B) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(c) the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;

(d) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (b) and (c) do not exist;

(e) since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, other than as set forth in the Company Disclosure Letter, which has or have had, individually or in the aggregate, a Company Material Adverse Effect;

(f) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn, modified or changed in a manner adverse to Parent and Subsidiary, its recommendation of the Offer, the Merger or this Agreement; or

(g) the Agreement shall have been terminated in accordance with its terms.

The conditions set forth in Paragraphs 1 and 2 of this Annex A are for the benefit of Parent and Merger Subsidiary and, regardless of the circumstances, may be asserted by Parent or Merger Subsidiary in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) may be waived by Parent or Merger Subsidiary in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and Regulations of the SEC. The failure of Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), made and entered into as of October 13, 2009, amends that certain Agreement and Plan of Merger by and among PLLL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), PLLL ACQUISITION CO., a Delaware corporation (“Merger Subsidiary”), and PARALLEL PETROLEUM CORPORATION, a Delaware corporation (the “Company”). Any terms used but not defined where first used shall have the meanings set forth in the Merger Agreement (defined below).

RECITALS

A. The parties hereto have entered into the Agreement and Plan of Merger dated as of September 15, 2009 (the “Merger Agreement”).

B. The parties hereto desire to amend the Merger Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company agree as follows:

SECTION 1. Amendments.

(a)	A new definition is hereby added to Section 1.1 in alphabetical order:

“Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates) incurred by Parent or Merger Subsidiary or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger; provided, however, that in no event shall Expenses payable hereunder exceed $1,000,000 in the aggregate.

(b)	In Section 8.3(b)(i)(C) of the Merger Agreement, the phrase “the Company consummates an Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated” is hereby deleted and replaced with “the Company consummates an Acquisition Proposal, within nine (9) months of the date this Agreement is terminated.”

(c)	In Section 8.3(b) of the Merger Agreement, the phrase “a termination fee of $5,500,000 in cash (the “Termination Fee”)” is hereby deleted and replaced with “a termination fee of $4,000,000 plus Expenses in cash (the “Termination Fee”).”

SECTION 2. General.

(a) This Amendment may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(c) On and after the date hereof each reference in the Merger Agreement to “this Agreement,” “herein” or words of like import shall mean and be a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time when referring to the Merger Agreement, and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended hereby.

(d) Except as specifically provided for in this Amendment, all other provisions of the Merger Agreement shall continue in full force and effect.

[Signature Page Follows]

2

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

PLLL HOLDINGS, LLC

By:	/S/ SAM OH
Name:	Sam Oh
Title:	Vice President

PLLL ACQUISITION CO.

By:	/S/ SAM OH
Name:	Sam Oh
Title:	Vice President

PARALLEL PETROLEUM CORPORATION

By:	/S/ LARRY OLDHAM
Name:	Larry Oldham
Title:	Chief Executive Officer

Signature Page to

Amendment No. 1 to Agreement and Plan of Merger

ANNEX 2

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

September 14, 2009

The Board of Directors

Parallel Petroleum Corporation

1004 N. Big Spring

Midland, Texas 79701

Members of the Board of Directors:

We understand that Parallel Petroleum Corporation (“Parallel”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among PLLL Holdings, LLC (“Apollo Sub”), an affiliate of Apollo Global Management, LLC (“Apollo LLC”), PLLL Acquisition Co., a wholly owned subsidiary of Apollo Sub (“Merger Sub” and, together with Apollo Sub and Apollo LLC, the “Apollo Entities”), and Parallel pursuant to which, among other things, (i) Merger Sub will commence a tender offer (the “Offer”) to purchase all outstanding shares of the common stock, par value $0.01 per share, of Parallel (“Parallel Common Stock”) at a price of $3.15 per share in cash (the “Consideration”) and (ii) subsequent to the consummation of the Offer, Merger Sub will merge with and into Parallel (the “Merger” and, together with the Offer, the “Transaction”) and each outstanding share of Parallel Common Stock not previously tendered will be converted into the right to receive the Consideration. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Parallel Common Stock (other than the Apollo Entities and their respective affiliates) of the Consideration to be received by such holders in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Parallel;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parallel furnished to or discussed with us by the management of Parallel, including certain financial forecasts relating to Parallel prepared by the management of Parallel (such forecasts, “Parallel Forecasts”) and certain sensitivities thereto discussed with the management of Parallel as to alternative commodity pricing that could affect the oil and gas exploration and development industry and Parallel’s business;

(iii)	reviewed certain estimates of Parallel’s oil and gas reserves, including estimates of unproved reserves prepared by the management of Parallel (such estimates, “Management Reserve Reports”) and estimates of proved reserves prepared by Parallel’s independent engineering firms as of December 31, 2008 and March 31, 2009 (such estimates, “Third Party Reserve Reports” and, together with Management Reserve Reports, “Reserve Reports”);

(iv)	discussed the past and current business, operations, financial condition and prospects of Parallel with members of senior management of Parallel;

(v)	reviewed the trading history for Parallel Common Stock;

(vi)	compared certain financial and stock market information of Parallel with similar information of other companies we deemed relevant;

(vii)	compared certain financial terms and other data of the Transaction to financial terms and other data, to the extent publicly available, of other transactions we deemed relevant;

A-2-1

The Board of Directors

Parallel Petroleum Corporation

(viii)	considered the results of our efforts to solicit, at the direction of Parallel, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Parallel;

(ix)	reviewed an execution copy of the Agreement provided to us on September 14, 2009 (the “Draft Agreement”); and

(x)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Parallel that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Parallel Forecasts and Management Reserve Reports, we have been advised by Parallel, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parallel as to the future financial performance of Parallel and the other matters covered thereby. With respect to Third Party Reserve Reports, we have assumed, with the consent of Parallel, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the preparers thereof as to the oil and gas reserves of Parallel reflected therein. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Parallel (other than Reserve Reports which we have reviewed and relied upon without independent verification for purposes of this opinion), nor have we made any physical inspection of the properties or assets of Parallel. We are not experts in the evaluation of oil and gas reserves and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing thereof), of any oil or gas properties of Parallel (including unevaluated properties). We have not evaluated the solvency or fair value of Parallel or any of the Apollo Entities under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Parallel, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Parallel or the contemplated benefits of the Transaction. We also have assumed, at the direction of Parallel, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction or any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of Parallel Common Stock (other than the Apollo Entities and their respective affiliates) and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Parallel or in which Parallel might engage or as to the underlying business decision of Parallel to proceed with or effect the Transaction. In addition, we express no opinion or recommendation as to whether any stockholder should tender shares of Parallel Common Stock in the Offer or how any stockholder should vote or act in connection with the Transaction or any related matter.

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The Board of Directors

Parallel Petroleum Corporation

We have acted as financial advisor to Parallel in connection with the Transaction and will receive a fee for our services, a portion of which was paid upon our engagement, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Parallel has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Parallel, the Apollo Entities and certain of their respective affiliates and/or portfolio companies. We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parallel and have received or in the future may receive compensation for the rendering of these services, including (i) acting as a lender under certain credit facilities of Parallel, which facilities may be amended in connection with the Transaction and (ii) having acted as joint bookrunner in connection with certain note offerings of Parallel.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Apollo Management, L.P. (“Apollo”) and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lead arranger, bookrunner and/or lender for certain credit facilities of Apollo and certain of its affiliates and portfolio companies, (ii) having acted as lead and/or joint bookrunner and/or co-manager in connection with certain equity and debt offerings of certain affiliates and portfolio companies of Apollo, (iii) having acted as financial advisor in connection with certain acquisition transactions by Apollo and certain of its affiliates and portfolio companies and (iv) having provided or providing certain foreign exchange and equity derivatives products and services to Apollo and/or certain of its affiliates or portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Parallel in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, including, without limitation, as to commodity pricing for the oil and gas exploration and development industry, which may be subject to significant volatility and which, if different than as assumed, could have a material impact on our opinion. As you are aware, the credit, financial and stock markets also have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Parallel, any of the Apollo Entities or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion (and Valuation Letter) Committee.

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The Board of Directors

Parallel Petroleum Corporation

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Transaction by holders of Parallel Common Stock (other than the Apollo Entities and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce,

Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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ANNEX 3

GENERAL CORPORATION LAW OF DELAWARE SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of

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incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is

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otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

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(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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